Filed Pursuant to Rule 424(b)(3)
Registration No. 333-190792

PolyOne Corporation

Offer to Exchange up to $600,000,000

Aggregate Principal Amount of Newly

Issued 5.25% Notes due 2023

For

a Like Principal Amount of Outstanding

Restricted 5.25% Notes due 2023

Issued on February 28, 2013

On February 28, 2013, we issued $600,000,000 aggregate principal amount of restricted 5.25% Notes due 2023, in a private placement. We refer to these notes as the “Original Notes.”

We are offering to exchange up to $600,000,000 aggregate principal amount of new 5.25% Notes due 2023, which we refer to as the “Exchange Notes,” for outstanding Original Notes. We refer to this offer to exchange as the “Exchange Offer.” The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act of 1933, or the “Securities Act,” and the transfer restrictions and registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The Exchange Notes will be part of the same series of the Original Notes and issued under the base indenture. The Exchange Notes will be exchanged for Original Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of Exchange Notes in the Exchange Offer.

You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offer.

The Exchange Offer expires at 9:00 a.m. New York City time on October 10, 2013, unless extended, which we refer to as the “Expiration Date.”

We do not intend to list the Exchange Notes on any securities exchange or to seek approval through any automated quotation system, and no active public market for the Exchange Notes is anticipated.

You should consider carefully the risk factors beginning on page 10 of this Prospectus before deciding whether to participate in the Exchange Offer.

Neither the Securities and Exchange Commission, or the “SEC,” nor any state securities commission has approved or disapproved of the Exchange Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 10, 2013.

This prospectus may only be used where it is legal to make the Exchange Offer and by a broker-dealer for resales of Exchange Notes acquired in the Exchange Offer where it is legal to do so.

This prospectus and the information incorporated by reference summarize documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus and the information incorporated by reference. In making an investment decision, you must rely on your own examination of such documents, our business and the terms of the offering and the Exchange Notes, including the merits and risks involved.

We make no representation to you that the Exchange Notes are a legal investment for you. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Exchange Notes. Neither the delivery of the prospectus nor any exchange made pursuant to this prospectus implies that any information set forth in or incorporated by reference in this prospectus is correct as of any date after the date of this prospectus.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where the Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In this prospectus, including the documents incorporated by reference, statements that are not reported financial results or other historical information are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance and/or sales. In particular, these include statements relating to future actions; prospective changes in raw material costs, product pricing or product demand; future performance; results of current and anticipated market conditions and market strategies; sales efforts; expenses; the outcome of contingencies such as legal proceedings; and financial results. Factors that could cause actual results to differ materially from those implied by these forward-looking statements include, but are not limited to:

•	the effect on foreign operations of currency fluctuations, tariffs and other political, economic and regulatory risks;

•	changes in polymer consumption growth rates where we conduct business;

•	changes in global industry capacity or in the rate at which anticipated changes in industry capacity come online in the industries in which we participate;

•	fluctuations in raw material prices, quality and supply and in energy prices and supply;

•	production outages or material costs associated with scheduled or unscheduled maintenance programs;

•

unanticipated developments that could occur with respect to contingencies such as litigation and environmental matters, including any developments that would require any increase in our costs and/or reserves for such contingencies;

•

an inability to achieve or delays in achieving or achievement of less than the anticipated financial benefit from initiatives related to working capital reductions, cost reductions and employee productivity goals, an inability to raise or sustain prices for products or services;

•	an inability to maintain appropriate relations with unions and employees;

•	the speed and extent of an economic recovery, including the recovery of the housing markets;

•	the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability;

•	disruptions, uncertainty or volatility in the credit markets that may limit our access to capital;

•	other factors affecting our business beyond our control, including, without limitation, changes in the general economy, changes in interest rates and changes in the rate of inflation;

•	the amount and timing of repurchases, if any, of PolyOne common shares;

•	our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends;

ii

•

the ability to successfully integrate acquired companies into our operations, retain the management teams of acquired companies, and retain relationships with customers of acquired companies, including without limitation ColorMatrix Group, Inc., Glasforms Inc. and Spartech Corporation, or Spartech;

•	the ability to achieve the expected results of any acquisition, including the acquisitions being accretive; and

•	other factors described in our Annual Report on Form 10-K for the year ended December 31, 2012 under Item 1A, “Risk Factors.”

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. You are advised, however, to consult any further disclosures we make on related subjects in our reports on Forms 10-Q, 8-K and 10-K furnished to the SEC. You should understand that it is not possible to predict or identify all risk factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

iii

SUMMARY

This summary does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus carefully, including the matters discussed under the caption “Risk factors” and the more detailed information and financial statements included or incorporated by reference in this prospectus. Unless otherwise indicated or the context otherwise requires, all references in this prospectus to “the Company,” “PolyOne,” “we,” “our,” “us” or similar terms mean PolyOne Corporation and its subsidiaries. Unless otherwise indicated or the context requires otherwise, all references in this prospectus to “Notes” mean collectively the Original Notes and the Exchange Notes.

Company Overview

We are a premier provider of specialized polymer materials, services and solutions with operations in specialty polymer formulations, color and additive systems, plastic sheet, packaging solutions and polymer distribution. We are also a highly specialized developer and manufacturer of performance enhancing additives, liquid colorants, and fluoropolymer and silicone colorants. Headquartered in Avon Lake, Ohio, we have employees at manufacturing sites and distribution facilities in North America, South America, Europe and Asia. We provide value to our customers through our ability to link our knowledge of polymers and formulation technology with our manufacturing and supply chain capabilities to provide value added solutions to designers, assemblers and processors of plastics (our customers).

Corporate Information

We are an Ohio corporation formed on August 31, 2000 by the consolidation of The Geon Company and M.A. Hanna Company. Geon’s roots date back to 1927 when BFGoodrich scientist Waldo Semon produced the first usable vinyl polymer. In 1948, BFGoodrich created a vinyl plastic division that was subsequently spun off through a public offering in 1993, creating Geon, a separate publicly-held company. Hanna was formed in 1885 as a privately-held company and became publicly-held in 1927. In the mid-1980s, Hanna began to divest its historic mining and shipping businesses to focus on polymers. Hanna purchased its first polymer company in 1986 and completed its 26th polymer company acquisition in 2000. Our principal executive office is located at 33587 Walker Road, Avon Lake, Ohio, and our telephone number is (440) 930-1000. Our common stock is listed on the New York Stock Exchange under the symbol “POL.” Our website address is www.polyone.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

The Exchange Offer

The Exchange Offer	We are offering to exchange up to $600,000,000 aggregate principal amount of our registered 5.25% Notes due 2023, which we refer to as the “Exchange Notes,” for an equal principal amount of our outstanding restricted 5.25% Notes due 2023, which we refer to as the “Original Notes,” that were issued on February 28, 2013. The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except for transfer restrictions and registration rights and related special interest provisions relating to the Original Notes. Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Purposes of the Exchange Offer	The Exchange Notes are being offered to satisfy our obligations under the registration rights agreement entered into at the time we issued and sold the Original Notes.

Expiration Date; withdrawal of tenders; return of Original Notes not accepted for exchange	The Exchange Offer will expire at 9:00 a.m., New York City time, on October 10, 2013, or on a later date and time to which we extend it. We refer to such time and date as the “Expiration Date.” Tenders of Original Notes in the Exchange Offer may be withdrawn at any time prior to the Expiration Date. We will exchange the Exchange Notes for validly tendered Original Notes promptly following the Expiration Date. Any Original Notes that are not accepted for exchange for any reason will be returned by us, at our expense, to the tendering holder promptly after the expiration or termination of the Exchange Offer.

Procedures for tendering Original Notes	Each holder of Original Notes wishing to participate in the Exchange Offer must follow procedures of The Depository Trust Company’s, or DTC’s, Automated Tender Offer Program, or “ATOP,” subject to the terms and procedures of that program. The ATOP procedures require that the exchange agent receives, prior to the Expiration Date, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

•	DTC has received instructions to exchange your Original Notes; and

•	you agree to be bound by the terms of the letter of transmittal.

See “The Exchange Offer—Procedures for Tendering Original Notes.”

Consequences of failure to exchange Original Notes

You will continue to hold Original Notes, which will remain subject to their existing transfer restrictions, if you do not validly tender your Original Notes or you tender your Original Notes and they are not accepted for exchange. With some limited exceptions, we will have no obligation to register the Original Notes after we consummate the

Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Consequences of Failure To Exchange.

Conditions to the Exchange Offer	The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes of either series being tendered or accepted for exchange. The Exchange Offer is subject to customary conditions, which may be waived by us in our discretion. We currently expect that all of the conditions will be satisfied and that no waivers will be necessary.

Exchange agent	Wells Fargo Bank, National Association.

Certain U.S. federal income tax considerations	Your exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange. You will not recognize any taxable income, gain or loss in the exchange. Immediately after the exchange, you will have the same adjusted tax basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations.”

Risk factors	You should carefully read and consider the risk factors beginning on page 10 of this prospectus before deciding whether to participate in the Exchange Offer.

The Exchange Notes

The following is a brief summary of the principal terms of the Exchange Notes and is provided solely for your convenience. It is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the Exchange Notes, see “Description of Notes.”

Issuer	PolyOne Corporation

Notes offered	Up to $600,000,000 aggregate principal amount of 5.25% senior notes due 2023.

Maturity date	Unless redeemed prior to maturity as described below, the Notes will mature on March 15, 2023.

Interest payment dates	The Notes will bear interest at the rate of 5.25% per year, payable semi-annually in cash, in arrears on March 15 and September 15 of each year, commencing on September 15, 2013.

Ranking	The Notes will be our senior unsecured obligations and initially will not be guaranteed by any of our subsidiaries. However, if certain of our domestic subsidiaries incur certain types of debt, such subsidiaries will also have to guarantee the Notes. See “Description of Notes—Guarantees.” Accordingly, the Notes will:

•	rank equally in right of payment with all of our existing and future senior debt;

•	rank senior in right of payment to all of our existing and future debt that is by its terms expressly subordinated to the Notes;

•	be effectively subordinated to all of our future secured debt, including secured debt under our credit facility, to the extent of the assets securing such debt; and

•	be structurally junior to all of our future debt and other liabilities of any non-guarantor subsidiaries (as of the date hereof, no subsidiaries are guarantors).

As of June 30, 2013, we had total debt of approximately $1,031.2 million, $8.3 million of which was secured debt.

As of June 30, 2013, our subsidiaries had total debt of approximately $21.2 million, or 2% of our total debt, and held approximately $2,101.1 million of assets, or 68.4% of our total assets. For the six-month period ended June 30, 2013, our subsidiaries generated approximately $912.2 million of revenues, or 49.6% of our total revenues.

Redemption	We may redeem any of the Notes, in whole or in part, at any time and from time to time at a price equal to 100% of the principal amount of Notes, plus a make-whole premium described under “Description of Notes—Optional Redemption,” plus accrued and unpaid interest.

Change of Control	If we experience certain kinds of changes of control of our company, we must give holders the opportunity to sell their Notes to us at 101% of their principal amount, plus accrued and unpaid interest. See “Description of Notes—Change of Control.”

We might not be able to pay the required price for Notes presented to us at the time of a change of control because:

•	we might not have enough funds at the time; or

•	the terms of our other debt may prevent us from paying for the Notes.

Covenants	The covenants contained in the indenture governing the Notes, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur more debt;

•	pay dividends and make distributions or repurchase shares;

•	make investments;

•	create liens;

•	enter into restrictions on the ability of our restricted subsidiaries to make distributions, loans or advances to us;

•	sell assets;

•	engage in certain types of transactions with affiliates;

•	engage in certain sale and leaseback transactions; and

•	merge or consolidate with other companies or sell substantially all of our assets.

These covenants are subject to a number of important exceptions, limitations and qualifications that are described under “Description of Notes.”

During any period in which we achieve an investment grade rating for the Notes from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Services (“S&P”) and in which no default or event of default has occurred and is continuing under the indenture, most of these covenants will be suspended. However, those covenants will apply and the suspension period will no longer be in effect if and when the Notes cease to have investment grade ratings by both Moody’s and S&P.

Use of proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. See “Use of Proceeds.”

Trustee	Wells Fargo Bank, National Association.

Summary Historical and Pro Forma Consolidated Financial Information

On March 13, 2013, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated October 23, 2012, which we refer to as the Merger Agreement, by and among the Company, 2012 RedHawk, Inc., 2012 RedHawk, LLC (n/k/a PolyOne Designed Structures and Solutions LLC) and Spartech, we acquired Spartech. On May 30, 2013, we sold our vinyl dispersion, blending and suspension resin assets, which we refer to as the Resin Business, which was part of the Performance Products and Solutions segment, to Mexichem Specialty Resins Inc., or Mexichem, a wholly-owned subsidiary of Mexichem, S.A.B. de C.V. In compliance with ASC 205-20, PolyOne has reported revenue, expenses, assets and liabilities associated with the Resin Business as a discontinued operation for each of the periods presented in its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013. The Current Report on Form 8-K, filed with the SEC on August 23, 2013, updates PolyOne’s financial statements and other financial information included in PolyOne’s Annual Report on Form 10-K for the year ended December 31, 2012 to retrospectively reflect the changes resulting from discontinued operations and the resegmentation for all periods presented.

The following table presents our summary historical condensed consolidated financial information, adjusted for discontinued operations, and unaudited pro forma condensed consolidated financial information, giving effect to our acquisition of Spartech. The summary unaudited pro forma condensed combined statement of income data for the year ended December 31, 2012 and six months ended June 30, 2013 give effect to the acquisition of Spartech as if it had occurred on January 1, 2012 and is not necessarily indicative of operating results that would have been achieved had the acquisition of Spartech been completed as of such dates and do not intend to project future financial results of the combined company. The data set forth below should be read in conjunction with the financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by our Current Report on Form 8-K, filed with the SEC on August 23, 2013, and our Quarterly Report on Form 10-Q for the period ended June 30, 2013, as well as Spartech’s consolidated financial statements and the notes thereto for the year ended November 3, 2012 contained in our Current Report on Form 8-K filed with the SEC on March 13, 2013, as amended on May 1, 2013, which are incorporated by reference in this prospectus.

PolyOne Corporation	Actual					Pro Forma
						(unaudited)
	Year Ended December 31,			(unaudited) Six Months Ended June 30,		Six Months Ended June 30,	Year Ended December 31
(Dollars in millions)	2012	2011	2010	2013	2012	2013	2012
Consolidated Statement of Income Data:
Sales	$2,860.8	$2,709.4	$2,506.2	$1,838.7	$1,502.1	$2,056.7	$4,006.9
Cost of sales	2,329.7	2,280.1	2,096.1	1,472.7	1,225.8	1,663.7	3,364.7

Gross margin	531.1	429.3	410.1	366.0	276.3	393.0	642.2
Selling and administrative expense	417.0	378.3	292.9	244.9	196.0	261.7	508.1
Income related to previously owned equity affiliates	23.4	152.0	42.0	0.1	0.4	0.1	23.4

Operating income	137.5	203.0	159.2	121.2	80.7	131.4	157.5
Interest expense, net	(50.8)	(33.7)	(31.5)	(32.2)	(24.7)	(35.1)	(66.1)
Premium on early extinguishment of long-term debt	—	(0.9)	(29.5)	(10.6)	—	(10.6)	—
Other (expense) income, net	(3.4)	0.5	(2.4)	0.2	(2.2)	0.2	(3.4)

Income from continuing operations, before income taxes	83.3	168.9	95.8	78.6	53.8	85.9	88.0
Income tax (expense) benefit	(30.1)	(15.5)	56.7	(29.3)	(20.1)	(34.8)	(31.5)

Net income from continuing operations	53.2	153.4	152.5	49.3	33.7	$51.1	$56.5

Income from discontinued operations, net of income taxes	18.6	19.2	10.1	146.4	11.1

Net income	71.8	172.6	162.6	195.7	44.8
Less: Net loss attributable to noncontrolling interests	0.1	—	—	0.5	—

Net income from continuing operations attributable to PolyOne common shareholders	$71.9	$172.6	$162.6	$196.2	$44.8

PolyOne Corporation	Actual
				(unaudited)
	Year Ended December 31,			Six Months Ended June 30,
(Dollars in millions)	2012	2011	2010	2013	2012
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$210.0	$191.9	$378.1	$392.4	$209.3
Working capital(1)	262.2	268.2	233.6	474.0	307.4
Total assets	2,128.0	2,078.1	1,671.9	3,073.4	2,144.2
Total debt	706.9	707.0	452.9	1,031.2	705.8
Pension benefits	182.8	203.6	154.5	118.2	194.6
Shareholders’ equity	631.4	588.3	516.0	995.7	606.7

Consolidated Cash Flow Data:
Net cash provided (used) by:
Operating activities	$106.9	$72.5	$140.8	$(25.2)	$32.3
Investing activities	(72.3)	(422.5)	(1.7)	(12.0)	2.2
Financing activities	(17.5)	163.9	15.7	219.7	(16.6)
Capital expenditures	(57.4)	(54.1)	(39.5)	(26.7)	(16.7)

Other Financial Data:
Adjusted EBITDA(2)	$255.0	$202.0	$179.1	$178.2	$132.4
Ratio of Adjusted EBITDA to Interest Expense, net(2)	5.0x	6.0x	5.7x	5.5x	5.4x
Ratio total debt to Adjusted EBITDA(2)	2.8x	3.5x	2.5x	5.8x	5.3x
Ratio of net debt to Adjusted EBITDA(2)(3)	1.9x	2.6x	0.4x	3.6x	3.8x

(1)	Working capital is defined as accounts receivable plus inventory less accounts payable.

(2)	We define EBITDA as earnings from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to add back the special items indicated in the table below. EBITDA and Adjusted EBITDA are not measures of performance or liquidity under generally accepted accounting principles (“GAAP”), and we caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because not all companies calculate EBITDA and Adjusted EBITDA in the same manner. We present EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We present Adjusted EBITDA because we believe that it is a further supplemental measure of our performance and liquidity. In addition, the instruments governing our indebtedness use EBITDA (with additional adjustments) to measure our compliance with covenants such as interest coverage and debt incurrence. EBITDA and Adjusted EBITDA should not be considered in isolation or as substitutes for operating income, net income or cash flow statement data prepared in accordance with GAAP. Please see the table below for the reconciliation of EBITDA and Adjusted EBITDA to the comparable GAAP measure of net income.

	Actual
	Year Ended December 31,			(unaudited) Six Months Ended June 30,
(Dollars in millions)	2012	2011	2010	2013	2012
Reconciliation of Adjusted EBITDA:
Net income from continuing operations	$53.2	$153.4	$152.5	$49.3	$33.7
Interest expense, net	50.8	33.7	31.5	32.2	24.7
Income tax expense (benefit)	30.1	15.5	(56.7)	29.3	20.1
Depreciation and amortization	65.8	53.2	50.7	44.9	33.6

EBITDA	$199.9	$255.8	$178.0	$155.7	$112.1
Environmental remediation costs (net of reimbursements)(a)	$12.8	$6.4	$3.8	$(16.8)	$4.5
Employee separation and plant phase out costs(b)	11.5	2.8	3.1	14.8	9.2
Mark-to-market pension and OPEB adjustments(c)	42.0	83.8	9.6	—	—
Acquisition-related costs, including inventory fair value adjustments(d)	9.3	6.6	—	13.6	6.6
Gain on sale of equity investments(e)	(23.4)	(146.3)	(16.3)	(0.1)	(0.4)
Equity income from previously owned equity affiliates(f)	—	(5.7)	(23.1)	—	—
Premium on early extinguishment of long-term debt(g)	—	0.9	29.5	10.6	—
Other(h)	2.9	(2.3)	(5.5)	0.4	0.4

Adjusted EBITDA	$255.0	$202.0	$179.1	$178.2	$132.4

(a)	Insurance reimbursements were less than $0.1 million, $3.3 million and $16.7 million for the years-ended 2012, 2011 and 2010, respectively. Insurance reimbursements were $20.1 million and less than $0.1 million for the six month period ended June 30, 2013 and 2012, respectively.

(b)	During 2012, we undertook actions to realign production capacities and improve return on invested capital. These actions were primarily in response to weak demand in Europe and represent the majority of the 2012 expense.

During 2013, employee separation and plant phase-out costs related primarily to Spartech severance and plant exit costs.

(c)	We have elected to immediately recognize actuarial gains and losses, after consideration of inventory capitalization, in our operating results in the year in which the gains or losses occur related to our pension and other post-retirement benefit plans. Amounts represent such losses.

(d)	Reflects non-recurring acquisition-related costs, including inventory fair value adjustments.

(e)	On February 28, 2011, we sold our 50% equity interest in SunBelt to Olin. We had gains of $146.3 million related to this sale, including an $18.1 million earn-out for 2011 performance. In 2012, we recorded a $23.4 million gain primarily related to the second of three potential earn-outs. On November 30, 2010, we sold our 50% interest in BayOne, and recognized a $16.3 million gain related to this sale.

(f)	Equity affiliate earnings recorded by us in relation to its previous equity investment in SunBelt.

(g)	Debt extinguishment costs for 2010 include costs related to the repurchase of our 8.875% senior notes due 2012 in a tender offer and costs associated with the repayment of our $40 million credit facility. We incurred $25.7 million of premiums related to our tender offer from which we extinguished $257.1 million aggregate principal amount of our 8.875% senior notes. In addition, we wrote off $1.7 million of deferred financing fees and incurred other extinguishment costs of $0.7 million. In connection with the repayment of our $40 million credit facility, we incurred extinguishment costs of $1.4 million. Debt extinguishment costs for 2013 relate to the early retirement of $297 million of outstanding principal of our senior secured term loan.

(h)	In 2010, we recognized $4.7 million of insurance recoveries, unrelated to environmental remediation costs.

(3)	Net debt is defined as total debt less cash and cash equivalents at period end.

Spartech Consolidated Statements of Comprehensive Income

Effective November 4, 2012, Spartech adopted the Financial Accounting Standards Board’s Accounting Standards Update, or ASU, No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, as amended by ASU 2011-12, Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05. These pronouncements require, among other things, retrospective application in the reporting of components of net income and other comprehensive income in either a single continuous financial statement, a statement of comprehensive income, or in two separate but consecutive financial statements, consisting of an income statement followed by a separate statement of other comprehensive income. The following selected financial information revises historical information to illustrate the new presentation required by these pronouncements for the periods presented.

	Year Ended(1)
(Dollars in millions)	2012	2011	2010
Net earnings	$2.6	$(21.1)	$(50.4)
Other comprehensive income:
Translation adjustments	(1.5)	0.6	3.6

Other comprehensive income	(1.5)	0.6	3.6

Total comprehensive earnings	$1.1	$(20.5)	$(46.8)

(1)	Spartech’s fiscal year ends on the Saturday closest to October 31. Because of this convention, every fifth or sixth fiscal year has an additional week, and 2012 was reported as a 53-week year.

RISK FACTORS

The terms of the Exchange Notes are identical in all material respects to those of the corresponding series of Original Notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes that will not apply to the Exchange Notes. You should carefully consider the risks described below and all of the information contained or incorporated by reference in this prospectus before making a decision regarding the Exchange Offer. If any of those risks actually occurs, our business, financial condition and results of operations could suffer. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Disclosure Regarding Forward-looking Statements” in this prospectus.

Risks Relating to Our Debt, Including the Notes

Our debt could impair our financial health and prevent us from fulfilling our obligations under the Notes.

At June 30, 2013, we had total indebtedness of approximately $1,031.2 million. Our debt and our debt service obligations could:

•	make it more difficult for us to satisfy our obligations with respect to the Notes;

•	reduce the amount of funds available to finance our operations, capital expenditures and other activities;

•	increase our vulnerability to economic downturns and industry conditions;

•	limit our flexibility in responding to changing business and economic conditions, including increased competition and demand for new products and services;

•	place us at a disadvantage when compared to our competitors that have less debt;

•	increase our cost of borrowing; and

•	limit our ability to borrow additional funds.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the indenture governing the Notes contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. At June 30, 2013, we had approximately $309.9 million in available capacity to be drawn from our secured credit facility. If new debt is added to our and our subsidiaries’ existing debt levels, the risks associated with such debt that we currently face would increase. In addition, the indenture governing the Notes does not prevent us from incurring obligations that do not constitute indebtedness under that agreement. See “Description of Notes.”

Holders of any secured debt would be paid first and would receive payments from assets used as security before you receive payments if we were to become insolvent.

The Notes will not be secured by any of our assets or the assets of our subsidiaries. The indenture governing the Notes permits us to incur secured debt up to specified limits. If we were to become insolvent, lenders under our revolving credit facility, which is secured, and holders of any future secured debt would be paid first and would receive payments from the assets used as security before you receive any payments. You may therefore not be fully repaid if we become insolvent.

On March 1, 2013, we amended and restated our revolving credit facility to increase the commitments by $100.0 million to $400.0 million, with an option to increase the commitments to $450.0 million. At June 30, 2013, we had approximately $309.9 million in available capacity to be drawn under our revolving credit facility. At June 30, 2013, we had total secured debt of $8.3 million.

We may be unable to generate sufficient cash to service all of our indebtedness, including the Notes, and meet our other ongoing liquidity needs and may be forced to take other actions to satisfy our obligations under our indebtedness, which may be unsuccessful.

Our ability to make scheduled payments or to refinance our debt obligations, including the Notes, and to fund our planned capital expenditures and other ongoing liquidity needs depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that borrowings will be available to us to pay the principal, premium, if any, and interest on our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our debt, including the Notes, on or before maturity. We may be unable to refinance any of our debt on commercially reasonable terms or at all.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. Our ability to restructure or refinance our debt will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments and the indenture governing the Notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The terms of our debt impose restrictions on our operations.

The indenture governing the Notes includes a number of significant restrictive covenants. These covenants could adversely affect us by limiting our ability to plan for or react to market conditions or to meet our capital needs. These covenants, among other things, restrict our ability to:

•	incur more debt;

•	pay dividends and make distributions or repurchase shares;

•	make investments;

•	create liens;

•	enter into restrictions on the ability of our restricted subsidiaries to make distributions, loans or advances to us;

•	sell assets;

•	enter into certain types of transactions with affiliates;

•	engage in certain sale and leaseback transactions; and

•	merge or consolidate with other companies or sell substantially all of our assets.

In addition, our debt agreements, including our credit facility, the indenture governing our 7.500% debentures due 2015 and the indenture governing our 7.375% senior notes due 2020, require us to comply with various covenants. A breach of any of these covenants could result in an event of default under one or more of these agreements that, if not cured or waived, could give the holders of the defaulted debt the right to terminate commitments to lend and cause all amounts outstanding with respect to the debt to be due and payable immediately. Acceleration of any of our debt could result in cross defaults under our other debt instruments. Our assets and cash flow may be insufficient to repay borrowings fully under all of our outstanding debt instruments if some or all of these instruments are accelerated upon an event of default, which could force us into bankruptcy or liquidation. In such an event, we may be unable to repay our obligations under the Notes. In addition, in some instances, this would create an event of default under the indenture governing the Notes.

The Notes are not guaranteed and will therefore be structurally junior to the existing and future liabilities of our subsidiaries, and we may not have access to the cash flow and other assets of our subsidiaries that we may need to make payment on the Notes.

A significant portion of our operations are conducted by our subsidiaries. Our cash flows and our ability to service our indebtedness, including our ability to pay the interest on and principal of the Notes when due, may be dependent upon cash dividends and other distributions or other transfers from our subsidiaries. Our subsidiaries are separate and distinct legal entities from us and have no obligation to pay any amounts due on the Notes or to provide us with funds to meet our payment obligations on the Notes. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the Notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of those subsidiaries and any indebtedness of those subsidiaries senior to that held by us. As a result, the Notes will also be structurally subordinated to all the liabilities of our subsidiaries. At June 30, 2013, our subsidiaries had approximately $21.2 million of debt. In addition, the indenture also permits us to make substantial additional investments in and loans to our subsidiaries. Our subsidiaries have generated 49.6% of our consolidated revenues in the six-month period ended June 30, 2013.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our indebtedness service obligations to increase significantly.

Borrowings under our revolving credit facility are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income and cash flows, including cash available for servicing our indebtedness, would correspondingly decrease. Assuming all revolving loans were fully drawn, each one percentage point change in interest rates would result in a $3.1 million change in annual cash interest expense on our revolving credit facility.

Key terms of the Notes will be suspended if the Notes achieve investment grade ratings.

Most of the restrictive covenants in the indenture governing the Notes will not apply during any period in which the Notes have investment grade ratings from both Moody’s and S&P and in which no default or event of default has occurred. Ratings are given by these rating agencies based upon analyses that include many subjective factors. We cannot assure you that the Notes will achieve or maintain investment grade ratings, nor can we assure you that investment grade ratings, if granted, will reflect all of the factors that would be important to holders of the Notes.

We may be unable to repurchase Notes in the event of a change of control as required by the indenture.

Upon the occurrence of certain kinds of change of control events specified in the indenture, you will have the right, as a holder of the Notes, to require us to repurchase all of your Notes at a repurchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. Any change of control also would constitute a default under our revolving credit facility. Therefore, upon the occurrence of a change of control, the lenders under our revolving credit facility would have the right to accelerate their loans and, if so accelerated, we would be required to repay all of our outstanding obligations under such facility. We may not be able to pay you the required price for your Notes at that time because we may not have available funds to pay the repurchase price. In addition, the terms of other existing or future debt may prevent us from paying you. There can be no assurance that we would be able to repay such other debt or obtain consents from the holders of such other debt to repurchase these Notes. Any requirement to offer to purchase any outstanding Notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance our outstanding indebtedness, such financing may be on terms unfavorable to us.

Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of “substantially all” of our assets.

The definition of change of control in the indenture governing the Notes includes a phrase relating to the sale of “all or substantially all” of our assets. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all our assets to another person may be uncertain.

An active trading market may not develop for the Exchange Notes and, as a result, you may not be able to resell them.

Prior to this Exchange Offer, there has been no public market for the Exchange Notes. The Exchange Notes are a new class of securities that have never been traded. We cannot assure you that an active trading market for the Exchange Notes will develop or, if one does develop, that it will be sustained. Also, it is possible that the market for the Exchange Notes will be volatile. This volatility in price may affect your ability to resell your Exchange Notes or the timing of their sale.

Federal and state fraudulent transfer laws may permit a court to void the Notes or any future guarantees, and if that occurs, you may not receive any payments on the Notes.

Federal and state fraudulent transfer and conveyance statutes may apply to the issuance of the Notes and the incurrence of any future guarantees of the Notes. Under federal bankruptcy law and comparable provisions of state fraudulent transfer or conveyance laws, which may vary from state to state, the Notes or any future guarantees thereof could be voided as a fraudulent transfer or conveyance if we or any of any future subsidiary guarantors, as applicable, (a) issued the Notes or incurred guarantee with the intent of hindering, delaying or defrauding creditors or (b) received less than reasonably equivalent value or fair consideration in return for either issuing the Notes or incurring the guarantee and, in the case of (b) only, one of the following is also true at the time thereof:

•	we or any future subsidiary guarantor, as applicable, were insolvent or rendered insolvent by reason of the issuance of the Notes or the incurrence of the guarantee;

•

the issuance of the Notes or the incurrence of the guarantee left us or any future subsidiary guarantor, as applicable, with an unreasonably small amount of capital or assets to carry on the business; or

•	we or any future subsidiary guarantors intended to, or believed that we or such subsidiary guarantor would, incur debts beyond our or such subsidiary guarantor’s ability to pay as they mature.

As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or a valid antecedent debt is satisfied. A court would likely find that any future subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee to the extent such subsidiary guarantor did not obtain a reasonably equivalent benefit from the issuance of the Notes.

We cannot be certain as to the standards a court would use to determine whether or not we or any future subsidiary guarantor was insolvent at the relevant time or, regardless of the standard that a court uses, whether the Notes or any future guarantees would be subordinated to our or any future subsidiary guarantor’s other debt. In general, however, a court would deem an entity insolvent if:

•	the sum of its debts, including contingent and unliquidated liabilities, was greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they became due.

Any subsidiary guarantee would contain a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect any subsidiary guarantees from being avoided under fraudulent transfer law. A recent bankruptcy court action in Florida questioned the validity of such a customary savings clause in a guaranty.

To the extent that any future subsidiary guarantee is avoided, then, as to that subsidiary, the guaranty would not be enforceable.

If a court were to find that the issuance of the Notes or the incurrence of any future guarantee was a fraudulent transfer or conveyance, the court could void the payment obligations under the Notes or such guarantee, could subordinate the Notes or such guarantee to presently existing and future indebtedness of ours or of the related subsidiary guarantor or could require the holders of the Notes to repay any amounts received with respect to such guarantee. In the event of a finding that a fraudulent transfer or conveyance occurred, you may not receive any repayment on the Notes. Further, the avoidance of the Notes could result in an event of default with respect to our and our subsidiaries’ other debt that could result in acceleration of that debt.

Finally, as a court of equity, the bankruptcy court may subordinate the claims in respect of the Notes to other claims against us under the principle of equitable subordination if the court determines that (1) the holders of Notes engaged in some type of inequitable conduct, (2) the inequitable conduct resulted in injury to our other creditors or conferred an unfair advantage upon the holders of Notes and (3) equitable subordination is not inconsistent with the provisions of the Bankruptcy Code.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the registration rights agreement relating to the Original Notes. We will not receive any cash proceeds from the issuance of the Exchange Notes. The terms of the Exchange Notes are identical in all material respects to the form and terms of the Original Notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of the Original Notes. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges	3.29x	3.02x	2.52x	5.50x	3.50x	3.13x	(a	)

(a)	Earnings were inadequate to cover fixed charges for the year ended December 31, 2008 and the coverage deficiency totaled $330.8 million.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 13, 2013, pursuant to the terms and conditions of the Merger Agreement, PolyOne acquired Spartech. At the effective time of the merger, each issued and outstanding share of Spartech common stock was canceled and converted into the right to receive consideration equal to $2.67 in cash and 0.3167 shares of PolyOne common stock. PolyOne paid $262.9 million in cash, including the re-payment of Spartech’s senior notes and borrowings under its then-existing credit facility, and issued approximately 10.0 million shares of its common stock, for an aggregate purchase price of $515.2 million. See Note 2 of these unaudited pro forma condensed combined financial statements for additional information on the purchase consideration.

On May 30, 2013, PolyOne sold its Resin Business to Mexichem for $250.0 million cash consideration, subject to a working capital adjustment. As a result of the sale, PolyOne classified the operations of the Resin Business as discontinued operations and revised its Global Color, Additives and Inks and Performance Products and Solutions reportable segments. In compliance with ASC 205-20, Presentation of Financial Statements—Discontinued Operations, PolyOne has reported revenue, expenses, assets and liabilities associated with the Resin Business as a discontinued operation for each of the periods presented in its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013. PolyOne’s Current Report on Form 8-K filed on August 23, 2013 updates financial statements and other financial information included in PolyOne’s Annual Report on Form 10-K for the year ended December 31, 2012 to retrospectively reflect the changes resulting from discontinued operations and resegmentation for all periods presented.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2012 and the six months ended June 30, 2013 assume that the Spartech acquisition, including the repayment of Spartech’s existing senior notes due 2016, borrowings under Spartech’s credit facility and PolyOne’s senior secured term loan, and the financing thereof by PolyOne through the issuance of the Original Notes, occurred on January 1, 2012.

The unaudited pro forma condensed combined financial statements referred to above should be read in conjunction with the financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2012, as updated by our Current Report on Form 8-K, filed with the SEC on August 23, 2013, and our Quarterly Report on Form 10-Q for the period ended June 30, 2013, as well as Spartech’s consolidated financial statements and the notes thereto for the year ended November 3, 2012 contained in our Current Report on Form 8-K filed with the SEC on March 13, 2013, as amended on May 1, 2013, which are incorporated by reference in this prospectus.

The historical consolidated financial statements of PolyOne and Spartech have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events and adjustments that are (1) directly attributable to the Spartech acquisition, including the issuance of the Original Notes, (2) factually supportable, (3) with respect to the unaudited condensed combined pro forma statement of income, expected to have a continuing impact on the combined results and (4) excludes the impact of discontinued operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes.

PolyOne Corporation

Unaudited Pro Forma Condensed Combined Statement of Income

Year Ended December 31, 2012

			Pro Forma Adjustments Note 3

(In millions, except per share data)	PolyOne	Spartech			Combined
Sales	$2,860.8	$1,149.4	$(3.3)	(a)	$4,006.9
Cost of sales	2,329.7	1,038.0	(3.3)	(a)	3,364.7
			0.3	(b)

Gross margin	531.1	111.4	(0.3)		642.2
Selling and administrative expense	417.0	95.8	(4.7)	(c)	508.1
Income related to previously owned equity affiliates	23.4	—	—		23.4

Operating income	137.5	15.6	4.4		157.5
Interest expense, net	(50.8)	(11.9)	(3.4)	(d)	(66.1)
Other expense, net	(3.4)	—	—		(3.4)

Income from continuing operations, before income taxes	83.3	3.7	1.0		88.0
Income tax expense	(30.1)	(1.0)	(0.4)	(e)	(31.5)

Income from continuing operations	53.2	2.7	0.6		56.5
Net loss for noncontrolling interests	0.1	—	—		0.1

Net income from continuing operations attributable to PolyOne shareholders	$53.3	$2.7	$0.6		$56.6

Net income from continuing operations per common share:
Basic	$0.60	$0.09			$0.57
Diluted	$0.59	$0.09			$0.57
Weighted-average common shares outstanding:
Basic	89.1	30.8	(21.0)	(f)	98.9
Diluted	89.8	30.9	(21.1)	(f)	99.6

See accompanying notes to unaudited pro forma condensed combined financial statements.

PolyOne Corporation

Unaudited Pro Forma Condensed Combined Statement of Income

Six Months Ended June 30, 2013

(In millions, except per share data)	PolyOne	Spartech (m)	Pro Forma Adjustments Note 3		Combined
Sales	$1,838.7	$218.7	$(0.7)	(g)	$2,056.7
Cost of sales	1,472.7	198.2	(0.7)	(g)	1,663.7
			(7.3)	(h)
			0.8	(i)

Gross margin	366.0	20.5	6.5		393.0
Selling and administrative expense	244.9	28.8	(12.0)	(j)	261.7
Income related to previously owned equity affiliates	0.1	—	—		0.1

Operating income	121.2	(8.3)	18.5		131.4
Interest expense, net	(32.2)	(1.9)	(1.0)	(k)	(35.1)
Premium on early extinguishment of debt	(10.6)	—	—		(10.6)
Other income, net	0.2	—	—		0.2

Income from continuing operations, before income taxes	78.6	(10.2)	17.5		85.9
Income tax expense	(29.3)	1.2	(6.7)	(l)	(34.8)

Income from continuing operations	49.3	(9.0)	10.8		51.1
Net loss for noncontrolling interests	0.5	—	—		0.5

Net income from continuing operations attributable to PolyOne shareholders	$49.8	$(9.0)	$10.8		$51.6

Net income from continuing operations per common share:
Basic	$0.52				$0.55
Diluted	$0.52				$0.54

Weighted-average common shares outstanding:
Basic	94.7				94.7
Diluted	95.8				95.8

See accompanying notes to unaudited pro forma condensed combined financial statements.

PolyOne Corporation

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1: Basis of Presentation

The unaudited pro forma condensed combined financial statements are based on the historical financial information of PolyOne and Spartech, combined and adjusted to give effect to the PolyOne acquisition of Spartech pursuant to the Merger Agreement and the issuance of the Original Notes. A portion of the net proceeds from the issuance of the Original Notes were used to pay a portion of the cash consideration of the acquisition of Spartech, as well as the repayment of certain Spartech debt.

The unaudited pro forma condensed combined statements of income for the year ended December 31, 2012 and for the six months ended June 30, 2013 assume that the acquisition, including the repayment of Spartech’s existing senior notes due 2016 and credit facility, the repayment of PolyOne’s senior secured term loan and the issuance of the Original Notes, occurred on January 1, 2012. PolyOne’s audited consolidated statement of income for the year ended December 31, 2012 has been combined with Spartech’s audited consolidated statement of operations for the fiscal year ended November 3, 2012. PolyOne’s fiscal year ends on December 31 and Spartech’s fiscal year ends on the Saturday closest to October 31. PolyOne’s unaudited condensed combined statement of income for the six months ended June 30, 2013 has been combined with the unaudited consolidated statement of operations of Spartech for the stub period of January 1, 2013 to March 12, 2013, which was prior to the acquisition.

The historical consolidated financial statements of PolyOne and Spartech have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events and adjustments that are (1) directly attributable to the Spartech acquisition, including the issuance of the Original Notes, (2) factually supportable, (3) with respect to the unaudited condensed combined pro forma statement of income, expected to have a continuing impact on the combined results and (4) excludes the impact of discontinued operations. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes.

In addition, the unaudited pro forma condensed combined financial statements are based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of PolyOne and Spartech, which are incorporated by reference in this prospectus:

•

Historical consolidated financial statements of PolyOne as of and for the year ended December 31, 2012 and the related notes included in PolyOne’s Current Report on Form 8-K filed on August 23, 2013, which updates the Company’s financial statements and other financial information included in PolyOne’s Annual Report on Form 10-K for the year ended December 31, 2012 to retrospectively reflect the changes resulting from discontinued operations and resegmentation for all periods presented.

•	Historical consolidated financial statements of PolyOne as of and for the quarter ended June 30, 2013.

•	Historical consolidated financial statements of Spartech as of and for the year ended November 3, 2012 and the related notes.

The unaudited pro forma condensed combined financial statements are presented for informational purposes only. The unaudited pro forma condensed combined financial statements are not necessarily indicative of what the combined company’s results of operations actually would have been had the acquisition been completed as of the date indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results of the combined company.

Acquisition-related transaction costs, such as legal, advisory, valuation and other professional fees, are not included as a component of consideration transferred, but are expensed as incurred costs. Pre-tax transaction costs associated with the Spartech acquisition totaled $16.0 million, all of which has been reflected within PolyOne and Spartech’s historical financial statements. These costs have been eliminated in the unaudited pro forma condensed combined financial statements because they will not have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements have been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, which are subject to change and interpretation. The acquisition method of accounting requires, among other things, that the assets acquired and liabilities assumed be recognized at their respective fair values as of the acquisition date. As of June 30, 2013, the purchase price allocation remains preliminary as we complete our assessment of property, certain reserves, including environmental, legal and tax matters, obligations and deferred taxes, as well as our review of Spartech’s existing accounting policies.

The unaudited pro forma condensed combined financial statements do not reflect cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the acquisition, the costs necessary to achieve these cost savings, operating synergies and revenue enhancements, the costs to combine the operations of PolyOne and Spartech, or the full amount of share repurchases by PolyOne of its common stock issued in connection with this acquisition.

Note 2: Purchase Consideration

Based on the closing price of PolyOne’s common stock on March 13, 2013, the purchase price was comprised of the following (in millions, except stock price and share data):

Spartech shares outstanding	31.2
Spartech restricted stock units	0.2

Spartech shares converted	31.4
Exchange ratio	0.3167

PolyOne shares issued	10.0
PolyOne closing stock price on March 13, 2013	$25.05

Total value of PolyOne shares issued	249.9
Cash consideration transferred to Spartech shareholders	83.4
Fair value of Spartech equity awards, net of deferred tax benefits*	2.4

Total consideration transferred to Spartech equity holders	$335.7
Spartech revolving credit facilities repaid at close**	77.2
Spartech senior notes repaid at close**	102.3

Total consideration transferred to debt and equity holders	$515.2

*	In accordance with ASC 718, Compensation—Stock Compensation, the fair value of replacement awards attributable to pre-combination service is recognized as part of purchase consideration. The $2.4 million represents the fair value of Spartech replacement equity awards of $3.9 million net of deferred tax benefits of $1.5 million. The fair value of awards attributable to post-combination service amounted to $2.7 million and will be recognized as stock based compensation over their requisite service periods within PolyOne’s Condensed Consolidated Statements of Income.

**	In accordance with the provisions of Spartech’s senior notes due 2016 and revolving credit facilities, at the time of closing, PolyOne repaid all borrowings under Spartech’s revolving credit facilities, which amounted to $77.2 million. Additionally, PolyOne repaid $102.3 million related to Spartech’s 7.08% senior notes due 2016, including $88.9 million of aggregated principal, $10.3 million make-whole provisions, and $3.1 million of interest payable.

Note 3: Description of Pro Forma Adjustments

The unaudited pro forma condensed combined statements of income include the following pro forma adjustments to (1) reflect the effects of the acquisition, including the repayment of Spartech’s existing senior notes due 2016, borrowings under Spartech’s credit facility and PolyOne’s senior secured term loan, and the financing thereof by PolyOne through the issuance of the Original Notes, (2) reflect changes in costs and expenses based on the preliminary purchase price allocation and (3) exclude the impacts of discontinued operations.

Adjustments to the unaudited pro forma condensed combined statement of income for the year ended December 31, 2012:

As discussed in Note 1, the unaudited pro forma condensed combined statement of income for the year ended December 31, 2012 gives effect to PolyOne’s acquisition of Spartech as if it occurred on January 1, 2012. Such adjustments are as follows:

(a)	Reflects the elimination of sales and costs of sales from transactions between Spartech and PolyOne.

(b)	Reflects the adjustment to historical Spartech depreciation expense based upon our preliminary valuation, which resulted in a $93.6 million increase to the fair value of property acquired and adjustments to estimated useful lives of fixed assets.

(c)	Adjustments to selling and administrative expense are as follows:

Elimination of Spartech’s historical intangible asset amortization	$(1.7)
Non-recurring Spartech stock compensation expense from accelerated vesting due to the acquisition, recognized in Spartech’s historical financial statements	(4.9)
Non-recurring transaction costs recognized in Spartech’s historical financial statements	(2.0)
Non-recurring transaction costs recognized in PolyOne’s historical financial statements	(1.3)
Estimated intangible asset amortization, as described below	4.8
Post-combination stock expense related to Spartech replacement awards	0.4

Net decrease to selling and administrative expense	$(4.7)

Intangible assets—The following table summarizes the intangible asset fair values and useful lives utilized in the determination of intangible asset amortization:

(in millions)	Fair Value	Useful Life	Valuation Method
Technology	$27.3	7 years	Relief-from royalty
Customer Relationships	18.0	20 years	Multi-period excess earnings

	$45.3

(d)	The terms of the Original Notes include interest payable semi-annually. The Original Notes mature on or about the tenth anniversary of their issuance in 2023, with all amounts outstanding under the Original Notes payable in full at such time. Deferred financing costs related to the Original Notes will be amortized over their ten-year term. The following adjustments were made to interest expense:

Elimination of historical Spartech interest expense and debt financing costs, related to debt repaid at close	$11.9
Elimination of historical PolyOne interest and deferred financing costs related to the senior secured term loan	17.3
Original Notes interest expense and amortization of deferred financing costs	(32.6)

Net increase to interest expense, net	$(3.4)

The effect of a 0.125% increase or decrease in interest expense has not been provided as the Original Notes have a fixed rate of 5.25%.

(e)	Reflects the recognition of income taxes on the pro forma adjustments using a statutory income tax rate of 38%. The actual effective tax rate of the combined company could differ.

(f)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the combined weighted average basic and diluted shares. The historical weighted average basic and diluted shares of Spartech are assumed to be replaced by the shares issued by PolyOne at an exchange ratio of 0.3167 per Spartech share. The weighted average basic and diluted shares have not been adjusted for any future planned share repurchases by PolyOne of its common stock or any change in historical equity instruments excluded from Spartech’s calculation of outstanding diluted shares because such shares had an anti-dilutive impact to historical earnings per share.

Adjustments to the unaudited pro forma condensed combined statement of income for the six months ended June 30, 2013 were:

(g)	Reflects the elimination of sales and costs of sales from transactions between Spartech and PolyOne.

(h)	Reflects the elimination of the fair value adjustments to inventory recognized in 2013, as the inventory step-up does not have a continuing impact on PolyOne’s condensed combined statement of income.

(i)	Reflects the adjustment to historical Spartech depreciation expense based upon our preliminary valuation, which resulted in an increase of $93.6 million to the fair value of property acquired and adjustments to estimated useful lives of fixed assets.

(j)	Adjustments to selling and administrative expense were as follows:

Elimination of Spartech’s historical intangible asset amortization	$(0.3)
Non-recurring transaction costs recognized in Spartech’s historical financial statements	(7.8)
Non-recurring transaction costs recognized in PolyOne’s historical financial statements	(4.9)
Estimated intangible asset amortization, as described in (c) above	1.0

Net decrease to selling and administrative expense	$(12.0)

(k)	Deferred financing costs related to the Original Notes will be amortized over their ten-year term. Reflecting the stub period of January 1, 2013 to March 12, 2013, the following adjustments were made to interest expense:

Elimination of historical Spartech interest expense and debt financing costs related to debt repaid at close	$1.7
Elimination of historical PolyOne interest and deferred financing costs related to the senior secured term loan	2.7
Interest expense and amortization of deferred financing costs assumed on the Original Notes	(5.4)

Net increase to interest expense, net	$(1.0)

The effect of a 0.125% increase or decrease in interest expense has not been provided as the Original Notes have a fixed rate of 5.25%.

(l)	Reflects the recognition of income taxes on the pro forma adjustments using a statutory income tax rate of 38%. The actual effective tax rate of the combined company could differ.

(m)	Reflects Spartech’s historical operating results from January 1, 2013 through March 12, 2013.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the offer and sale of the Original Notes, we entered into a registration rights agreement with the initial purchasers of the Original Notes. We are making the Exchange Offer to satisfy our obligations under the registration rights agreement.

Terms of the Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, Exchange Notes for an equal principal amount of Original Notes. The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes that will not apply to the Exchange Notes. The Exchange Notes will be of the same class as the Original Notes. The Exchange Notes will be entitled to the benefits of the indenture under which the Exchange Notes, and the Original Notes, were issued. See “Description of Notes.”

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. As of the date of this prospectus, $600,000,000 aggregate principal amount of Original Notes was outstanding. Original Notes tendered in the Exchange Offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of Original Notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreements, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the Exchange Notes. If you do not exchange Original Notes for Exchange Notes pursuant to the Exchange Offer, your Original Notes will continue to be subject to restrictions on transfer.

If any holder of the Original Notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and applicable state securities laws.

Expiration Date; Extensions; Termination; Amendments

The Exchange Offer expires on the Expiration Date, which is 9:00 a.m., New York City time, on October 10, 2013 unless we, in our sole discretion, extend the period during which the Exchange Offer is open.

We reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to Wells Fargo Bank, National Association, the exchange agent, and by public announcement communicated by no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date, unless otherwise required by applicable law or regulation, by making a release to PR Newswire or other wire service. During any extension of the Exchange Offer, all Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us.

The exchange date will promptly follow the Expiration Date. We expressly reserve the right to:

•

terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes.

If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Additionally, in the event of a material amendment or change in the Exchange Offer, which would include any waiver of a material condition hereof, we will extend the offer period, if necessary, so that at least five business days remain in the Exchange Offer following notice of the material amendment or change, as applicable.

Unless we terminate the Exchange Offer prior to 9:00 a.m., New York City time, on the Expiration Date, we will exchange the Exchange Notes for the tendered Original Notes promptly after the Expiration Date, and will issue to the exchange agent Exchange Notes for Original Notes validly tendered, not withdrawn and accepted for exchange. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the Exchange Offer. See “—Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”

This prospectus and the accompanying letter of transmittal and other relevant materials will be mailed by us to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

Procedures for Tendering Original Notes

To participate in the Exchange Offer, you must properly tender your Original Notes to the exchange agent as described below. We will only issue the Exchange Notes in exchange for the Original Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should follow carefully the instructions on how to tender your Original Notes. It is your responsibility to properly tender your Original Notes. No letter of transmittal or other document should be sent to us. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

If you have any questions or need help in exchanging your Original Notes, please contact the exchange agent at the address or telephone numbers set forth below.

All of the Original Notes were issued in book-entry form, and all of the Original Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. You may tender your Original Notes using ATOP. The exchange agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after this prospectus is mailed to holders, and any financial institution that is a participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender the Original Notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange the Original Notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. The tender of Original Notes by you pursuant to the procedures set forth in this prospectus will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Original Notes will be determined by us and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of the Original Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of the Original Notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of the Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the Expiration Date of the Exchange Offer.

In all cases, we will issue the Exchange Notes for the Original Notes that we have accepted for exchange under the Exchange Offer only after the exchange agent receives, prior to the Expiration Date: a book-entry confirmation of such number of the Original Notes into the exchange agent’s account at DTC and a properly transmitted agent’s message.

If we do not accept any tendered Original Notes for exchange or if the Original Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Original Notes will be returned without expense to their tendering holder. Such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offer.

Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where those Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See “Plan of Distribution.”

Terms and Conditions Contained in the Letter of Transmittal

The accompanying letter of transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

The transferring party tendering Original Notes for exchange will be deemed to have exchanged, assigned and transferred the Original Notes to us and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of the tendered Original Notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances and that the tendered Original Notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The transferor will be required to agree that acceptance of any tendered Original Notes by us and the issuance of Exchange Notes in exchange for tendered Original Notes will constitute performance in full by us of our obligations under the registration rights agreements and that we will have no further obligations or liabilities under the registration rights agreements, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or beneficial holder of the Original Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offer generally, thereby certify that:

•

it is not an affiliate of ours or our subsidiaries or, if the transferor is an affiliate of ours or our subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the Exchange Notes are being acquired in the ordinary course of business of the person receiving the Exchange Notes, whether or not the person is the registered holder;

•

the transferor has not entered into, engaged in, does not intend to engage in, and has no arrangement or understanding with any other person to engage in a distribution of the Exchange Notes issued to the transferor;

•

the transferor is not a broker-dealer who purchased the Original Notes for resale pursuant to an exemption under the Securities Act tendering Original Notes acquired directly from the Company for the transferor’s own account; and

•	the transferor is not restricted by any law or policy of the SEC from trading the Exchange Notes acquired in the Exchange Offer.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Withdrawal Rights

Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the accompanying letter of transmittal not later than 9:00 A.M., New York City time, on the Expiration Date. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Original Notes and otherwise comply with the ATOP procedures. The exchange agent will return properly withdrawn Original Notes promptly following receipt of notice of withdrawal. Properly withdrawn Original Notes may be retendered by following the procedures described under “—Procedures for Tendering Original Notes” above at any time on or prior to 9:00 a.m., New York City time, on the Expiration Date. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not validly withdrawn and the issuance of the Exchange Notes will be made on the exchange date. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered Original Notes when and if we have given written notice to the exchange agent. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

The exchange agent will act as agent for the tendering holders of each series of Original Notes for the purposes of receiving corresponding series of Exchange Notes from us and causing the Original Notes to be assigned, transferred and exchanged. Original Notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above will be credited to an account maintained by the holder with DTC for the Original Notes, promptly after withdrawal, rejection of tender or termination of the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to issue Exchange Notes in exchange for any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, to PR Newswire or other wire service, or, at our option, modify or otherwise amend the Exchange Offer, if, in our reasonable determination:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the SEC:

•	seeking to restrain or prohibit the making or consummation of the Exchange Offer;

•	assessing or seeking any damages as a result thereof;

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; or

•	the Exchange Offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offer.

In addition, we reserve the right to take any action with respect to the Exchange Offer for one series of Original Notes (including, without limitation, extending, amending, terminating or waiving a condition to the Exchange Offer with respect to such series) without taking the same action with respect to the Exchange Offer for the other series of Original Notes.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the indenture under which the Original Notes were issued under the Trust Indenture Act of 1939.

Exchange Agent

Wells Fargo Bank, National Association, has been appointed as the exchange agent for the Exchange Offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus or the accompanying letter of transmittal, should be directed to the exchange agent addressed as follows:

Registered & Certified Mail:	Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, N.A.	Wells Fargo Bank , N.A.	Wells Fargo Bank, N.A.
Corporate Trust Operations	Corporate Trust Operations	Corporate Trust Services
MAC N9303-121	MAC N9303-121	Northstar East Building -12th Floor
P.O. Box 1517	6th St & Marquette Avenue	608 Second Avenue South
Minneapolis, MN 55480	Minneapolis, MN 55479	Minneapolis, MN 55402

Or
By Facsimile Transmission:
(612) 667-6282
Telephone:
(800) 344-5128

Originals of all documents sent by facsimile should be promptly sent to the exchange agent by mail, by hand or by overnight delivery service.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the Exchange Offer will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the Exchange Offer in any jurisdiction.

Appraisal or Dissenters’ Rights

Holders of Original Notes will not have appraisal or dissenters’ rights in connection with the Exchange Offer.

Transfer Taxes

If you tender your Original Notes, you will not be obligated to pay any transfer taxes in connection with the Exchange Offer.

Income Tax Considerations

We advise you to consult your own tax advisers as to your particular circumstances and the effects of any state, local or foreign tax laws to which you may be subject.

The discussion in this prospectus is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder, in each case as in effect on the date of this prospectus, all of which are subject to change.

The exchange of an Original Note for an Exchange Note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain U.S. Federal Income Tax Considerations” for more information.

Consequences of Failure to Exchange

As a consequence of the offer or sale of the Original Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Original Notes who do not exchange Original Notes for Exchange Notes in the Exchange Offer will continue to be subject to the restrictions on transfer of the Original Notes. In general, the Original Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Upon completion of the Exchange Offer, due to the restrictions on transfer of the Original Notes and the absence of similar restrictions applicable to the Exchange Notes, it is highly likely that the market, if any, for Original Notes will be less liquid than the market for Exchange Notes. Consequently, holders of Original Notes who do not participate in the Exchange Offer could experience significant diminution in the value of their Original Notes compared to the value of the Exchange Notes.

DESCRIPTION OF NOTES

In this section, the words “Company,” “we,” “us,” “our” or similar references refer only to PolyOne Corporation, excluding its subsidiaries. The Original Notes were, and the Exchange Notes will be, issued under an indenture, dated as of February 28, 2013 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes will be identical in all material respects to the Original Notes, except that the Exchange Notes will have been registered under the Securities Act and will be free of any obligation regarding registration, including the payment of special interest upon failure to file or have declared effective an Exchange Offer registration statement or to consummate an Exchange Offer by certain dates.

The statements under this caption relating to the Indenture and the Notes are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and the Notes and those terms made part of the Indenture by the Trust Indenture Act of 1939, as amended (the “TIA”). The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” For more information on how you can obtain a copy of the Indenture, see “Where You Can Find More Information” and “Information We Incorporate By Reference.”

General

The Original Notes were issued in an aggregate principal amount of $600,000,000. The Company will issue up to $600,000,000 aggregate principal amount of Exchange Notes. The Company may issue additional Notes (the “Additional Notes”) under the Indenture, subject to the limitations described below under the covenant “Limitation on Incurrence of Debt.” The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal, Maturity and Interest

Interest on the Notes will be payable at 5.25% per annum. Interest on the Notes will be payable semi-annually in cash in arrears on March 15 and September 15, commencing on September 15, 2013. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding March 1 and September 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of and premium, if any, and interest, if any, on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes, which, initially, will be the corporate trust operations office of the Trustee located at 608 Second Avenue South, N9303-121, Minneapolis, Minnesota 55479, Attention: Corporate Trust Operations. The Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. Payment of all principal, interest and premium, if any, on the notes in global form registered in the name of DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes.

Ranking

The Notes will be general unsecured obligations of the Company. As a result, the Notes will rank:

•	equally in right of payment with all existing and future senior Debt of the Company;

•	senior in right of payment to all existing and future Debt of the Company that is by its terms expressly subordinated to the Notes;

•	effectively subordinated to secured Debt of the Company to the extent of the assets securing such Debt; and

•	structurally junior to any Debt and other liabilities of any non-Guarantor Subsidiaries.

As of June 30, 2013, the Company had total debt of approximately $1,031.2 million, of which approximately $8.3 million was secured. In addition, the Company had approximately $309.9 million of unused commitments under the ABL Credit Agreement.

None of the Company’s Subsidiaries will initially Guarantee the Notes and will in the future Guarantee the Notes only in those limited circumstances described under “—Note Guarantees.” Claims of creditors of non-Guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding Debt and Guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Company, including Holders of the Notes. On an adjusted basis, the non-Guarantor Subsidiaries generated approximately $912.2 million of revenues, or 49.6% of our total revenues, for the six-month period ended June 30, 2013. In addition, these non-Guarantor Subsidiaries held approximately $2,101.1 million of assets, or 68.4% of our total assets, and would have had total Debt of approximately $21.2 million, or 2% of our total Debt, as of June 30, 2013.

As of the Issue Date, all of the Company’s Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the caption “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the Indenture. Further, Unrestricted Subsidiaries will not Guarantee the Notes.

Sinking Fund

There are no mandatory sinking fund payment obligations with respect to the Notes.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Optional Redemption

At any time, and from time to time, the Company may redeem all or part of the Notes at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of redemption, plus (iii) accrued and unpaid interest, if any, to the redemption date (subject to the rights of Holders of record on the relevant regular record date to receive interest due on an interest payment date that is on or prior to the redemption date).

If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and appropriate (subject to DTC, Euroclear and/or Clearstream procedures as applicable).

No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail (or, to the extent permitted or required by applicable procedures or regulations of DTC. Euroclear and/or Clearstream, electronically) at least 30 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note (or through book-entry transaction if Global Notes). Notes called for redemption become due on the date fixed for redemption, provided that notices of redemption may be conditioned at the direction of the Company on one or more conditions precedent, such as the closing of a Change of Control or a financing transaction. The Company will provide prompt written notice to the Trustee rescinding any such conditional redemption in the event that any such condition precedent shall not have occurred, and thereafter such redemption and notice of redemption shall be rescinded and of no force or effect. Upon receipt of such notice from the Company rescinding such conditional redemption, the Trustee will promptly send a copy of such notice to the Holders of the Notes to be redeemed. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

The Company may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws.

Change of Control

Upon the occurrence of a Change of Control or, at the Company’s option, prior to the consummation of a Change of Control but after it is publicly announced, unless the Company has exercised its right to redeem all of the Notes as described under “Optional Redemption,” the Company will make an Offer to Purchase to the Holders of all of the outstanding Notes (with a copy to the Trustee) at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued and unpaid interest, if any, to but not including the Purchase Date. For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 60 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Company commences an Offer to Purchase for all outstanding Notes at the Purchase Price (provided that the running of such 60-day period shall be suspended, for up to a maximum of 30 days, during any period when the commencement of such Offer to Purchase is delayed or suspended by reason of any court’s or governmental authority’s review of or ruling on any materials being employed by the Company to effect such Offer to Purchase, so long as the Company has used and continues to use its commercially reasonable efforts to make and conclude such Offer to Purchase promptly) and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

The phrase “all or substantially all,” as used in the definition of “Change of Control,” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Notes elected to exercise their rights under the Indenture and the Company elects to contest such election, there could be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an Offer to Purchase the Notes as described above. In addition, Holders of Notes may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the Board of Directors of the Company, including in connection with a proxy contest, where the Company’s Board of Directors does not endorse a dissident slate of directors but approves them for purposes of the Indenture.

The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of Change of Control. A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of Change of Control may be amended or modified prior to a Change of Control with the written consent of a majority in aggregate principal amount of outstanding Notes. See “—Amendment, Supplement and Waiver.”

The Company will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any repurchase of the Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

The Company will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “Optional Redemption.”

The Company’s ability to pay cash to the Holders of Notes upon a Change of Control may be limited by the Company’s then existing financial resources. Further, the agreements governing the Company’s other Debt contain, and future agreements of the Company may contain, prohibitions of certain events, including events that would constitute a Change of Control. If the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control occurred at the same time as a change of control event under one or more of the Company’s other debt agreements, the Company’s ability to pay cash to the Holders of Notes pursuant to an Offer to Purchase may be further limited by the Company’s then existing financial resources. See “Risk Factors—Risks Relating to Our Debt, Including the Notes.”

Even if sufficient funds were otherwise available, the terms of Credit Facilities (and other Debt) may prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Credit Facilities or other Debt containing such restrictions or obtain requisite consents from the lenders under the Credit Facilities or the holders of such other Debt, the Company will be unable to fulfill its repurchase obligations upon a Change of Control, resulting in a Default under the Indenture.

In addition, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Offer to Purchase.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

Set forth below are certain covenants contained in the Indenture. If on any date following the date of the Indenture:

(a) the Notes are rated Baa3 or higher by Moody’s and BBB- or higher by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency); and

(b) no Default or Event of Default shall have occurred and be continuing;

then, beginning on that date and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

•	“—Limitation on Incurrence of Debt”;

•	“—Limitation on Restricted Payments”;

•	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•	“—Limitation on Asset Sales”;

•	“—Limitation on Transactions with Affiliates”;

•	“—Limitation on Sale and Leaseback Transactions”;

•	“—Limitation on Creation of Unrestricted Subsidiaries”;

•	clause (iii) of the first paragraph of “—Consolidation, Merger, Conveyance, Transfer or Lease”; and

•	“—Limitation on Business Activities.”

During any period that the foregoing covenants have been suspended, the Company’s Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries unless such designation would have been permitted pursuant to the covenant under the caption “—Limitation on Creation of Unrestricted Subsidiaries” if a suspension period had not been in effect at such time.

Upon the occurrence of a covenant suspension event as described above, the amount of Net Cash Proceeds shall be set at zero.

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline and the Notes are not rated Baa3 or higher by Moody’s and BBB- or higher by S&P (or, if either such entity ceases to rate the Notes for reasons outside of the control of the Company, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company as a replacement agency), the foregoing covenants will be reinstated as of and from the date of such rating decline. Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the Indenture, except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. Debt Incurred during any suspension period will be classified initially to have been Incurred pursuant to clause (ii) of the definition of “Permitted Debt.” Notwithstanding that the suspended covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with such suspended covenants during any suspension period (or upon termination of any covenant suspension period or after that time based solely on events that occurred during the suspension period). There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained. The Company shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any suspended or reinstated covenants. The Trustee shall have no obligation to independently determine or verify if such events have occurred or notify the Holders of any suspended or reinstated covenants. The Trustee may provide a copy of such Officer’s Certificate to any Holder of Notes upon request.

Limitation on Incurrence of Debt

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided that the Company and any of its Restricted Subsidiaries may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries, determined on a pro forma basis as if any such Debt (including any other Debt, other than Debt Incurred under the revolving portion of a Credit Facility, being Incurred contemporaneously), and any other Debt Incurred since the beginning of the Four Quarter Period (as defined in the definition of “Consolidated Fixed Charge Coverage Ratio”) had been Incurred and the proceeds thereof had been applied at the beginning of the Four Quarter Period, and any other Debt repaid (other than Debt Incurred under the revolving portion of a Credit Facility) since the beginning of the Four Quarter Period had been repaid at the beginning of the Four Quarter Period, would be greater than 2.00 to 1.00 and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

If, during the Four Quarter Period or subsequent thereto and prior to the date of determination, the Company or any of its Restricted Subsidiaries, or any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries, shall have engaged in any Asset Sale or Asset Acquisition, Investments, mergers, consolidations, discontinued operations (as determined in accordance with GAAP) or shall have designated any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense for the Four Quarter Period shall be calculated on a pro forma basis giving effect to such Asset Sale or Asset Acquisition, Investments, mergers, consolidations, discontinued operations or designation, as the case may be, and the application of any proceeds therefrom as if such Asset Sale or Asset Acquisition, Investments, mergers, consolidations, discontinued operations or designation had occurred on the first day of the Four Quarter Period.

If the Debt which is the subject of a determination under this provision is Acquired Debt, or Debt Incurred in connection with the simultaneous acquisition of any Person, business, property or assets, or Debt of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the Four Quarter Period) to (x) the Incurrence of such Acquired Debt or such other Debt by the Company or any of its Restricted Subsidiaries and (y) the inclusion, in Consolidated Cash Flow Available for Fixed Charges, of the Consolidated Cash Flow Available for Fixed Charges of the acquired Person, business, property or assets or redesignated Subsidiary.

Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining any particular amount of Debt under this “Limitation on Incurrence of Debt” covenant, (x) Debt Incurred under the ABL Credit Agreement and Term Credit Agreement and outstanding on the Issue Date shall at all times be treated as Incurred pursuant to clause (i) of the definition of “Permitted Debt” and (y) Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining any particular amount of Debt under this “Limitation on Incurrence of Debt” covenant, if obligations in respect of letters of credit are Incurred pursuant to the Credit Facilities and are being treated as Incurred pursuant to clause (i) of the definition of Permitted Debt and the letters of credit relate to other Debt, then such other Debt shall not be deemed to have been Incurred. For purposes of determining compliance with this “Limitation on Incurrence of Debt” covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt and under part (a) in the first paragraph of this “Limitation on Incurrence of Debt” covenant, the Company, in its sole discretion, may classify and divide, and from time to time may reclassify and redivide, all or any portion of such item of Debt, except as set forth in clause (x) in the first sentence of this paragraph. For purposes of determining compliance of any non-U.S. dollar-denominated Debt with this covenant, the amount outstanding under U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall at all times be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of the term Debt, or first committed, in the cases of the revolving credit Debt; provided, however, that if such Debt is Incurred to refinance other Debt denominated in the same or different currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Debt does not exceed the principal amount of such Debt being refinanced.

The Company and any Guarantor will not Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the applicable Note Guarantee to the same extent; provided that Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority or by virtue of structural subordination.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a) no Default in the payment in respect of principal or interest or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

(b) after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the “Limitation on Incurrence of Debt” covenant; and

(c) after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after September 24, 2010 (excluding Restricted Payments permitted by clauses (ii) through (ix) and (xv) of the next succeeding paragraph), shall not exceed the sum (without duplication) of:

(1) 50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from January 1, 2010 and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment, plus

(2) 100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to September 24, 2010 either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion or exchange of Debt or Redeemable Capital Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Interests or Debt sold to a Subsidiary of the Company and, for the avoidance of doubt, any proceeds or property deemed to be received in consideration for the common stock of the Company issued in the Target Acquisition), plus

(3) to the extent not otherwise included in the calculation of Consolidated Net Income of the Company for such period, 100% of the net reduction in Investments (other than Permitted Investments and Investments made pursuant to clause (x) of the next paragraph of this covenant) made on and after September 24, 2010 in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayment of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary, plus

(4) to the extent that any Investment (other than Permitted Investments or Investments in Unrestricted Subsidiaries) that was made on and after September 24, 2010 is sold for cash or otherwise disposed of, liquidated or repaid for cash or other assets, the lesser of (i) the initial amount of such Investment, or (ii) to the extent not otherwise included in the calculation of Consolidated Net Income of the Company for such period, the net cash return of capital or net Fair Market Value of return of capital with respect to such Investment, less the cost of any such disposition or liquidation, plus

(5) to the extent that any Unrestricted Subsidiary of the Company designated as such on and after the Issue Date is redesignated as a Restricted Subsidiary or merged or consolidated with or into the Company or a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

(6) 100% of any dividends or interest payments received by the Company or a Restricted Subsidiary on and after September 24, 2010 from an Unrestricted Subsidiary or other Investment (other than a Permitted Investment), to the extent such dividends or interest payments were not otherwise included in the calculation of Consolidated Net Income of the Company for such period.

Notwithstanding whether the foregoing provisions would prohibit the Company and its Restricted Subsidiaries from making a Restricted Payment, the Company and its Restricted Subsidiaries may make the following Restricted Payments:

(i) the payment of any dividend on Capital Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment was permitted by the foregoing provisions of this covenant;

(ii) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Qualified Capital Interests of the Company; provided that the amount of any net proceeds that are utilized for such Restricted Payment will be excluded from clause (c)(2) of the preceding paragraph;

(iii) the retirement of any shares of Redeemable Capital Interests by conversion into, or by exchange for, shares of Redeemable Capital Interests, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Redeemable Capital Interests;

(iv) the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) new subordinated Debt of the Company or such Guarantor, as the case may be, Incurred in accordance with the Indenture or (y) of Qualified Capital Interests of the Company; provided that the amount of any net proceeds that are utilized for such Restricted Payment will be excluded from clause (c)(2) of the preceding paragraph;

(v) the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company or any direct or indirect parent of the Company (or any payments to a direct or indirect parent company of the Company for the purposes of permitting any such repurchase) held by employees or former employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $10.0 million in any calendar year; provided, further, that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (v) not to exceed $15.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualified Capital Interests of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to employees of the Company and its Restricted Subsidiaries that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of this covenant; plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date (provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (v) in any calendar year and, to the extent any payment described under this clause (v) is made by delivery of Debt and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Debt makes payments with respect to such Debt);

(vi) the repurchase of Capital Interests deemed to occur (A) upon the exercise of stock options, warrants or similar rights to the extent such Capital Interests represent a portion of the exercise price of those stock options or warrants, (B) as a result of common shares utilized to satisfy tax withholding obligations upon exercise of stock options or vesting of other equity awards or (C) upon the cancellation of stock options, warrants or other equity awards;

(vii) cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company or a Restricted Subsidiary;

(viii) the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company or any Restricted Subsidiary issued or Incurred in compliance with the covenant described above under “—Limitation on Incurrence of Debt” to the extent such dividends are included in the definition of “Consolidated Fixed Charges”;

(ix) purchase or acquire shares of the Company’s Capital Interests in open-market purchases for matching contributions to any employees of the Company or its Subsidiaries pursuant to any employee stock purchase plan, deferred compensation plan or other benefit plan;

(x) to the extent no Default in any payment in respect of principal or interest under the Notes or Event of Default has occurred and is continuing or will occur as a consequence thereof, upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those described under “—Change of Control” and “—Limitation on Asset Sales” at a Purchase Price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(xi) to the extent no Default in any payment in respect of principal or interest under the Notes or any then outstanding Credit Facilities or Event of Default has occurred and is continuing or will occur as a consequence thereof, other Restricted Payments not in excess of the greater of (x) $50.0 million and (y) 1.75% of Consolidated Total Assets (in each case to the extent not otherwise included in Consolidated Net Income net of, with respect to any Restricted Payment that constitutes an Investment in any particular Person made in reliance on this clause, the return thereon received after the Issue Date as a result of any sale for cash or Eligible Cash Equivalents, repayment, redemption, liquidating distribution or other realization for cash or Eligible Cash Equivalents, not to exceed the amount of Investments made after the Issue Date in such Person in reliance on this clause);

(xii) the purchase, repurchase, redemption, acquisition or retirement for nominal value of common stock or preferred stock purchase rights in each case issued in connection with any shareholder rights plan that may be adopted by the Company;

(xiii) the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries pursuant to any share repurchase plan approved by the Company’s Board of Directors; provided, however, that the aggregate amount of such repurchases shall not exceed $7.5 million in any twelve-month period;

(xiv) the making by the Company of quarterly dividend payments in respect of common stock of the Company of no more than $0.10 per share; and

(xv) to the extent no Default in any payment in respect of principal or interest under the Notes or any then outstanding Credit Facilities or Event of Default has occurred and is continuing or will occur as a consequence thereof, other Restricted Payments; provided that the Net Leverage Ratio shall not be in excess of 2.25 to 1.0 immediately after giving effect to such Restricted Payment.

If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Company, would be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Consolidated Net Income.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this “Limitation on Restricted Payments” covenant, in each case to the extent such Investments would otherwise be so counted.

If the Company or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with the “—Limitation on Asset Sales” covenant, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments,” the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the net cash proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments.”

For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind (other than Permitted Liens) (the “Initial Liens”), on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, which Liens secure Debt, without securing the Notes and all other amounts due under the Indenture equally and ratably with (or prior to) the Debt secured by such Lien until such time as such Debt is no longer secured by such Lien; provided that if the Debt so secured is subordinated by its terms to the Notes or a Note Guarantee, the Lien securing such Debt will also be so subordinated by its terms to the Notes and the applicable Note Guarantee at least to the same extent. Any Lien created for the benefit of the Holders of the Notes pursuant to the foregoing sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a) any encumbrance or restriction in existence on the Issue Date, including pursuant to the Credit Agreements or by any other agreement or documents entered into in connection with the Credit Agreements, the 2015 Notes, the 2020 Notes, the SunBelt Guarantee and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings, of any of the foregoing agreements or documents, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of the Company, are not materially more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;

(b) any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c) any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d) any instrument governing Debt or Capital Interests of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the Indenture to be Incurred;

(e) any encumbrance or restriction under the Indenture, the Notes and any Note Guarantees;

(f) any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (b) through (e), so long as the encumbrances and restrictions contained in any such renewal, refunding, replacement, refinancing or extension agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Company;

(g) customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(h) any encumbrance or restriction by reason of applicable law, rule, regulation, order, license, permit or similar restriction;

(i) any encumbrance or restriction under the sale of assets or Capital Interests, including, without limitation, any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(j) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(k) customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, sale leaseback agreements and other similar agreements;

(l) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature described in clause (iii) of the first paragraph hereof;

(m) Liens securing Debt otherwise permitted to be Incurred under the Indenture, including the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(n) any Non-Recourse Receivable Subsidiary Indebtedness or other contractual requirements of a Receivable Subsidiary that is a Restricted Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivable Subsidiary or the receivables and related assets described in the definition of Qualified Receivables Transaction which are subject to such Qualified Receivables Transaction;

(o) any other agreement governing Debt entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date; and

(p) existing under any agreement relating to Debt Incurred by Foreign Subsidiaries permitted to be Incurred pursuant to the covenant “Limitation on Incurrence of Debt” above and Refinancing Debt in respect thereof; provided that such restrictions are customary for a financing of such type and apply only to the Persons Incurring such Debt (including Guarantees thereof) and their Subsidiaries.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent the Company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Debt of the Company or any of its Restricted Subsidiaries Incurred in accordance with the “Limitation on Incurrence of Debt” and “Limitation on Liens” covenants in the Indenture.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the applicable Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(a) any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee), or any Guarantees of Debt (including, without limitation, the SunBelt Guarantee) of Persons other than the Company or its Restricted Subsidiaries, that are assumed (contractually or otherwise) by the person acquiring such assets to the extent that the Company and its Restricted Subsidiaries have no further liability with respect to such liabilities;

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion;

(c) any stock or assets of the kind referred to in clauses (ii) or (iv) of the next paragraph of this covenant; and

(d) any Designated Non-Cash Consideration received by the Company or its Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (d) that is at that time outstanding in the aggregate, not to exceed the greater of (i) $35.0 million and (ii) 1.25% of the Company’s Consolidated Total Assets, in each case at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(i) to permanently repay Debt and, if the Obligation repaid is revolving credit Debt, to correspondingly reduce commitments with respect thereto (A) under the Credit Facilities, (B) other Debt outstanding on the Issue Date (other than Debt subordinated by its terms to the Notes) with a Stated Maturity priority to the maturity of the Notes, including, without limitation, the 2015 Notes, (C) other

Debt of the Company, other than Debt that is owed to a Restricted Subsidiary, which is secured by a Lien that is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto (other than Debt subordinated by its terms to the Notes) and (D) Debt of any Restricted Subsidiary that is not a Guarantor of the Notes;

(ii) to acquire all or substantially all of the assets of, or any Capital Interests of, another Permitted Business, if, after giving effect to any such acquisition of Capital Interests, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(iii) to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of the Indenture;

(iv) to acquire other assets (other than inventory) that are used or useful in a Permitted Business;

(v) to repay or repurchase Debt secured by the assets of the Company or any Restricted Subsidiaries; or

(vi) any combination of the foregoing.

In addition to the foregoing, any acquisition of the type described in clauses (ii) or (iv) and/or any capital expenditure described in clause (iii), in each case made within 180 days prior to an Asset Sale, shall be deemed to satisfy this paragraph with respect to the application of the Net Cash Proceeds from such Asset Sale.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this covenant or that is not segregated from the general funds of the Company for investment as permitted by the foregoing clauses (ii), (iii) and (iv) in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 365-day period and that shall not have been completed or abandoned shall constitute “Excess Proceeds”; provided, however, that the amount of any Net Cash Proceeds that cease to be so segregated as contemplated above and any Net Cash Proceeds that are segregated in respect of a project that is abandoned or completed shall also constitute “Excess Proceeds” at the time any such Net Cash Proceeds cease to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Cash Proceeds that continues to be segregated for investment and that is not actually reinvested within 540 days from the date of the receipt of such Net Cash Proceeds shall also constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $40.0 million, the Company will (and at any time the Company may), within 30 days, make an Offer to Purchase to all Holders of Notes (with a copy to the Trustee) and to all holders of other Debt ranking pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to asset sales, equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those funds for any purpose not otherwise prohibited by the Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes and other pari passu debt tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis among each series (subject to DTC, Euroclear and/or Clearstream procedures as applicable). Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero. Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $5.0 million, unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that could reasonably be expected to have been obtained in a comparable arm’s-length transaction by the Company or such Subsidiary with an unaffiliated party;

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(iii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $40.0 million, the Company must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

The foregoing limitations do not limit, and shall not apply to:

(1) Restricted Payments that are permitted by the provisions of the Indenture described above under “—Limitation on Restricted Payments” and Permitted Investments permitted under the Indenture;

(2) the payment of reasonable and customary compensation and indemnities and other benefits to members of the Board of Directors of the Company or a Restricted Subsidiary who are outside directors;

(3) the payment of reasonable and customary compensation (including awards or grants in cash or securities and other payments) and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Company or any Restricted Subsidiary as determined by the Board of Directors thereof in good faith;

(4) transactions between or among the Company and/or its Restricted Subsidiaries;

(5) any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the Holders of the Notes in any material respect;

(6) any contribution of capital to the Company;

(7) transactions permitted by, and complying with, the provisions of the Indenture described below under “—Consolidation, Merger, Conveyance, Transfer or Lease”;

(8) any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could reasonably be expected to be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company;

(10) transactions effected as part of a Qualified Receivables Transaction;

(11) loans (or Guarantees of third-party loans) and advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $10.0 million at any one time outstanding for travel, entertainment, relocation and analogous ordinary business purposes;

(12) the issuance or sale of any Capital Stock (other than Disqualified Capital Stock) of the Company; and

(13) for the avoidance of doubt, the Transactions and the payment of fees and expenses in connection with the Transactions.

Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

(i) the consideration received in such Sale and Leaseback Transaction is at least equal to the Fair Market Value of the property sold,

(ii) prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, the Company and such Restricted Subsidiary comply with the “Limitation on Incurrence of Debt” covenant contained herein, and

(iii) at or after such time the Company and such Restricted Subsidiary also comply with the “Limitation on Asset Sales” covenant contained herein, if applicable.

Provision of Financial Information

Whether or not required by the rules or regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders of Notes, or file electronically with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the SEC’s rules and regulations (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act):

(1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed (as opposed to furnished) with the SEC on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act) (unless the SEC will not accept such a filing) and make such information available to prospective investors.

If the Company has designated any of its Subsidiaries (other than a Receivables Subsidiary) as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Note Guarantee

The Company will not permit any Restricted Subsidiary (other than a Foreign Subsidiary or a Receivable Subsidiary) to (1) Incur any Debt (other than (A) Debt Incurred pursuant to clauses (iv), (v), (viii), (ix), (x), (xi), (xii), (xiii), (xiv), (xvi), (xviii), (xix), (xx) or (xxi) (in the case of clause (xx), such Refinancing Debt only with respect to such foregoing clauses of the definition of “Permitted Debt”) of the definition of “Permitted Debt” and (B) other Debt having an aggregate principal amount for all non-Guarantors (other than Foreign Subsidiaries or Receivable Subsidiaries) not in excess of $35.0 million at any one time outstanding; provided that, in the case of clause (B), at the time of, and after giving effect to, the Incurrence of such Debt the Company could Incur $1.00 of additional Debt (other than Permitted Debt) under the provisions described in the first paragraph of “—Limitation on Incurrence of Debt”) or (2) Guarantee any Debt securities of the Company or a Restricted Subsidiary unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the payment of the Notes by such Restricted Subsidiary (a “Note Guarantee”); provided that any Subsidiary that is an Immaterial Subsidiary shall not be required to become a Guarantor only if such Subsidiary continues to constitute an Immaterial Subsidiary.

If the Guaranteed Debt is subordinated in right of payment to the Notes, pursuant to a written agreement to that effect, the Guarantee of such Guaranteed Debt must be subordinated in right of payment to the Note Guarantee to at least the extent that the Guaranteed Debt is subordinated to the Notes.

Any Note Guarantee will be a senior Obligation of that Guarantor and will rank equally with all senior unsecured Obligations of such Guarantor and will be effectively subordinated to any secured Debt to the extent of the assets securing such Debt.

A Note Guarantee will terminate upon:

(1) a sale or other disposition (including by way of consolidation or merger) of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Subsidiary or an Affiliate) otherwise permitted by the Indenture;

(2) the applicable Guarantor’s becoming an Unrestricted Subsidiary in accordance with the terms of the Indenture; or

(3) the release or discharge of the Guarantee or security that enabled the creation of the Note Guarantee and all other Guarantees of Debt of the Company by such Guarantor; provided that no Default or Event of Default has occurred and is continuing or would result therefrom.

In the case of any Guarantor which is a Foreign Holdco, recourse on its Note Guarantee will extend to all of such Foreign Holdco’s assets except that, with respect to such Foreign Holdco’s assets consisting of any Capital Interests in any CFC, such recourse will not extend to more than 65% of the total voting power of “all classes of stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) (promulgated under the Code) of any such CFC owned directly by such Foreign Holdco. Each Note Guarantee by a Restricted Subsidiary will be limited to an amount not to exceed the maximum amount that can be Guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. We cannot assure you that this limitation will protect the Note Guarantees from fraudulent transfer challenges or, if it does, that the remaining amount due and collectible under the Note Guarantees would suffice, if necessary, to pay the Notes in full when due. In a recent Florida bankruptcy case, this kind of provision was found to be unenforceable and, as a result, the subsidiary guarantees in that case were found to be fraudulent conveyances. We do not know if that case will be followed if there is litigation on this point under the Indenture. However, if it is followed, the risk that the Note Guarantees will be found to be fraudulent conveyances will be significantly increased.

Limitation on Creation of Unrestricted Subsidiaries

The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

“Unrestricted Subsidiary” means:

(1) any Subsidiary designated as such by an Officer’s Certificate as set forth below where neither the Company nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt, but excluding in the case of a Receivables Subsidiary any Standard Securitization Undertakings and further excluding other Debt under which the lender has recourse to the Company or any Restricted Subsidiary or to any of their assets that does not exceed $15.0 million in the aggregate), provided that the Company or any Restricted Subsidiary may pledge Capital Interests or Property of any Unrestricted Subsidiary on a non-recourse basis as long as the pledgee has no claim whatsoever against the Company or any Restricted Subsidiary other than to obtain that pledged Capital Interests or Property, or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary (except in the case of a Receivables Subsidiary any Standard Securitization Undertakings); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either:

(x) the Subsidiary to be so designated has total assets of $1,000 or less; or

(y) the Company could make a Restricted Payment at the time of designation in an amount equal to the Fair Market Value of such Subsidiary pursuant to the “—Limitation on Restricted Payments” covenant and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the “—Limitation on Incurrence of Debt” covenant and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the “—Limitation on Liens” covenant.

Consolidation, Merger, Conveyance, Transfer or Lease

The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i) either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under the Indenture and expressly assume, by a joinder thereto, all obligations, under the Registration Rights Agreement; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii) immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under the provisions described in the first paragraph of “—Limitation on Incurrence of Debt” or the Fixed Charge Coverage Ratio would not be less than immediately prior to such transaction or series of transactions; and

(iv) the Company delivers, or causes to be delivered, to the Trustee, in form satisfactory to the Trustee, an Officer’s Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture.

Notwithstanding the foregoing, failure to satisfy the requirements of the preceding clauses (ii) and (iii) will not prohibit:

(a) a merger between the Company and a Restricted Subsidiary that is a wholly owned Subsidiary of the Company; or

(b) a merger between the Company and an Affiliate solely for the purpose of converting the Company into a corporation organized under the laws of the United States or any political subdivision or state thereof so long as the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby.

For all purposes of the Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under the Indenture with the same effect as if such Surviving Entity had been named as the Company therein; and when a Surviving Person duly assumes all of the obligations and covenants of the Company pursuant to the Indenture, the Notes and the Registration Rights Agreement, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Limitation on Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

Events of Default

Each of the following is an “Event of Default” under the Indenture:

(1) default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

(2) default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3) failure to perform or comply with the Indenture provisions described under “—Provision of Financial Information” and continuance of such failure to perform or comply for a period of 120 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4) except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(5) default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6) a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $40.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $40.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7) the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $40.0 million (net of any amounts covered by insurance where coverage has not been disclaimed or denied), by a court or courts of competent jurisdiction, which judgment or judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or

(8) certain events in bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary).

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and accrued interest, if any, on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest, if any, on the Notes, have been cured or waived as provided in the Indenture and all amounts owing to the Trustee have been paid.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 business days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) above occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “—Amendment, Supplement and Waiver.” The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest, if any, on such Note on or after the respective due dates expressed in such Note.

The Company will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Company also is required to notify the Trustee if it becomes aware of the occurrence of any Default or Event of Default that has not been cured or waived.

Amendment, Supplement and Waiver

Without the consent of any Holders, the Company, any Guarantors (except that any existing Guarantors need not execute a supplemental indenture entered into pursuant to clause (7) below) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture and any Note Guarantees for any of the following purposes:

(1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture, any Note Guarantees and the Notes;

(2) to add to the covenants of the Company for the benefit of the Holders, to surrender any right or power herein conferred upon the Company, or to secure the Notes;

(3) to add additional Events of Default;

(4) to provide for uncertificated Notes in addition to or in place of the certificated Notes;

(5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6) to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(7) to add a Guarantor or to release a Guarantor in accordance with the Indenture, or to modify the Indenture in connection with the addition of any Guarantor and Note Guarantee;

(8) to cure any ambiguity, defect, omission, mistake or inconsistency;

(9) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause (9) shall not adversely affect the legal interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;

(10) to conform the text of the Indenture or the Notes to any provision of this “Description of Notes” to the extent that the Trustee has received an Officer’s Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of Notes”; or

(11) to effect or maintain the qualification of the Indenture under the TIA.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, any Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders of the Notes under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture shall, without the consent of the Holder of each outstanding Note affected thereby:

(1) change the Stated Maturity of any Note or of any installment of interest, if any, on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest, if any, thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor;

(2) reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture;

(3) modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales after the occurrence of such Change of Control or such Asset Sale;

(4) modify or change any provision of the Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes;

(5) modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby; or

(6) release any Note Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under the Indenture and its consequences, except a Default:

(1) in any payment in respect of the principal of (or premium, if any) or interest, if any, on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2) in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture

The Company and any Guarantors may terminate the obligations under the Indenture when:

(1) either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest, if any, to the Stated Maturity or date of redemption;

(2) the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company;

(3) the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4) the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5) the Company has delivered to the Trustee an Officer’s Certificate and an opinion of counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

Defeasance

The Company may elect, at its option, to have its obligations discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest, if any, on such Notes when payments are due,

(2) the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3) the rights, powers, trusts, duties and immunities of the Trustee,

(4) the Company’s right of optional redemption, and

(5) the defeasance provisions of the Indenture.

In addition, the Company may elect, at its option, to have its obligations released with respect to certain covenants, including, without limitation, their obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance with respect to outstanding Notes:

(1) the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest, if any, on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4) no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5) such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the TIA (assuming all Notes are in default within the meaning of such Act);

(6) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

(7) the Company shall have delivered to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a defeasance need not to be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

In the event of a defeasance or a Discharge, a Holder whose taxable year straddles the deposit of funds and the distribution in redemption to such Holder would be subject to tax on any gain (whether characterized as capital gain or market discount) in the year of deposit rather than in the year of receipt. In connection with a Discharge, in the event the Company becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of the Company, disbursement of such monies may be subject to the automatic stay of the bankruptcy code and monies disbursed to Holders may be subject to disgorgement in favor of the Company’s estate. Similar results may apply upon the insolvency of the Company during the applicable preference period following the deposit of monies in connection with defeasance.

The Trustee

The Trustee from time to time may extend credit to the Company in the normal course of business. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture.

The Indenture contains certain limitations in the TIA on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Company or the Guarantors on the Notes or under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.

No Personal Liability of Shareholders, Partners, Officers or Directors

No director, officer, employee, shareholder, Affiliate, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes, any Note Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, shareholder, Affiliate, general or limited partner or incorporator. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Governing Law

The Indenture, the Notes and any Note Guarantees will be governed by, and will be construed in accordance with, the laws of the State of New York. The Indenture provides that the Company, the Guarantors, the Trustee, and each holder of a note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes, the Note Guarantees or any transaction contemplated thereby.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“2015 Notes” means the $50,000,000 aggregate principal amount of 7.500% Senior Notes due 2015 issued by the Company pursuant to the indenture, dated December 1, 1995, by and between the Company and The Bank of New York Mellon Trust Company, N.A, as successor trustee.

“2020 Notes” means the $360,000,000 aggregate principal amount of 7.375% Senior Notes due 2020 issued by the Company pursuant to the indenture, as supplemented by a supplemental indenture, each dated September 24, 2010, by and between the Company and Wells Fargo Bank, National Association, as trustee.

“ABL Credit Agreement” means the Company’s credit agreement with respect to the asset based credit facilities entered into as of December 21, 2011, by and among the Company, certain subsidiaries of the Company, the lenders party thereto and Wells Fargo Capital Finance, LLC, as administrative agent and collateral agent, together with all related notes, letters of credit, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part (including by sales of debt securities) from time to time including by or pursuant to any agreement or instrument (including an indenture) that extends the maturity of any Debt thereunder, or increases the amount of available borrowings thereunder, or adds Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Acquired Business” means Spartech Corporation, a Delaware corporation, and its subsidiaries.

“Acquired Debt” means Debt (1) of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) an amount equal to sum of the present value of the remaining scheduled payments of principal of and interest on the Notes to be redeemed (excluding accrued and unpaid interest to the date of redemption and subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date) discounted from the maturity date to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 50 basis points, plus, in each of the above cases, accrued and unpaid interest, if any, to such redemption date over (B) the principal amount of such Note.

“Asset Acquisition” means:

(a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:

(i) Capital Interests in a Restricted Subsidiary (other than directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law);

(ii) any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment);

provided, however, that the term “Asset Sale” shall exclude:

(a) any asset disposition permitted by the provisions described under “Consolidation, Merger, Conveyance, Lease or Transfer” that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

(b) any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $20.0 million;

(c) sales or other dispositions of cash or Eligible Cash Equivalents;

(d) sales of interests in or assets of Unrestricted Subsidiaries;

(e) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(f) the disposition of assets that, in the good faith judgment of the Company, are no longer used or useful in the business of such entity;

(g) a Restricted Payment or Permitted Investment that is otherwise permitted by the Indenture;

(h) any trade-in of equipment in exchange for other equipment; provided that, in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal to or greater than the equipment being traded in;

(i) the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets between the Company or any of its Restricted Subsidiaries and another person to the extent that the Related Business Assets received by the Company or its Restricted Subsidiaries are of equivalent or greater Fair Market Value than the Related Business Assets transferred;

(j) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(k) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of the Indenture;

(l) any disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Restricted Subsidiary;

(m) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(n) licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice in the ordinary course of business;

(o) any transfer of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction;

(p) any release of any intangible claims or rights in connection with a lawsuit, dispute or other controversy;

(q) sales of accounts receivable to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction for the Fair Market Value thereof; including cash or other financial accommodation, such as the provision of letters of credit by such Receivable Subsidiary on behalf of or for the benefit of the transferor of such accounts receivable (for the purposes of this clause (q), Purchase Money Notes will be deemed to be cash); or

(r) foreclosures on assets to the extent they would not otherwise result in a Default or Event of Default.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Board of Directors” means (i) with respect to the Company or any Restricted Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligations” means any obligation of a Person under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change of Control” means:

(1) the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Company,

(2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by the Board of Directors or whose nomination for election by the equity holders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company’s Board of Directors then in office, or

(3) the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to, or merges or consolidates with, a Person other than a Restricted Subsidiary of the Company, other than a merger or consolidation where (A) the Voting Interests of the Company outstanding immediately prior to such transaction are converted into or exchanged for Voting Interests of the surviving or transferee Person constituting a majority of the outstanding Voting Interests of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the beneficial owner of 50% or more of the voting power of the Voting Interests of the surviving or transferee Person.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Company” means PolyOne Corporation and any successor thereto.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(i) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(a) Consolidated Net Income;

(b) Consolidated Non-cash Charges;

(c) Consolidated Interest Expense to the extent the same was deducted in computing Consolidated Net Income;

(d) Consolidated Income Tax Expense;

(e) any expenses or charges related to any equity offering, Permitted Investment, recapitalization or Incurrence of Debt permitted to be made under the Indenture (whether or not successful) or related to this offering of the Notes;

(f) the amount of any interest expense attributable to minority equity interests of third parties in any non-wholly owned Subsidiary to the extent deducted in such period in computing Consolidated Net Income;

(g) any net loss from discontinued operations; and

(h) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Interests of the Company (other than Redeemable Capital Interests); less

(ii) (x) net income from discontinued operations and (y) non-cash items increasing Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four-Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect (i) to the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate, equity owner of the entity involved in any Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced; and (ii) on a pro forma basis for the period of such calculation, to any Asset Sales or other dispositions or Asset Acquisitions, Investments, mergers, consolidations, discontinued operations (as determined in accordance with GAAP) or designations of any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary occurring during the Four-Quarter Period or any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the Incurrence or assumption of any such Acquired Debt), Investment, merger, consolidation, disposed operation or designation occurred on the first day of the Four-Quarter Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include operating expense reductions for such period resulting from the Asset Sale or other disposition or Asset Acquisition, investment, merger, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six (6) months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the Officers executing such Officer’s Certificate at the time of such execution.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(i) interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date; and

(ii) if interest on any Debt actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the above clause shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(i) Consolidated Interest Expense; and

(ii) the product of (a) all cash dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Interests), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Income Tax Expense” means, with respect to any Person for any period the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted in computing Consolidated Net Income.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i) the total interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a) any amortization of debt discount;

(b) the net cost under any Hedging Obligation or Swap Contract in respect of interest rate protection (including any amortization of discounts);

(c) the interest portion of any deferred payment obligation;

(d) all commissions, discounts and other fees and charges owed with respect to Qualified Receivables Transactions (to the extent payable by the Company and its Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary) and letters of credit and bankers’ acceptance financings; and

(e) all accrued interest;

(ii) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

(iii) all capitalized interest of such Person and its Restricted Subsidiaries for such period; less interest income of such Person and its Restricted Subsidiaries for such period; provided, however, that Consolidated Interest Expense will exclude (I) the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses, (II) any expensing of interim loan commitment and other financing fees and (III) non-cash interest on any convertible or exchangeable notes that exists by virtue of the bifurcation of the debt and equity components of convertible or exchangeable notes and the application FSP APB 14-1 or any similar provision.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by:

(A) excluding, without duplication

(i) all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

(ii) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries; provided that, for the avoidance of doubt, Consolidated Net Income shall be increased in amounts equal to the amounts of cash actually received;

(iii) gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv) the net income (loss) from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after-tax basis;

(v) solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary (other than a Guarantor) or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; provided that for the avoidance of doubt, Consolidated Net Income shall be increased in amounts equal to the amounts of cash actually received;

(vi) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(vii) any fees and expenses paid in connection with the issuance of the Notes;

(viii) non-cash compensation expense Incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary;

(ix) any net after-tax gains or losses attributable to the early extinguishment or conversion of Debt;

(x) any non-cash impairment charges or asset write-off or write-down resulting from the application of Statement of Financial Accounting Standards No. 142 or Statement of Financial Accounting Standards No. 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141 or any related subsequent Statement of Financial Accounting Standards or Accounting Standards Codification;

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 or any related subsequent Statement of Financial Accounting Standards or Accounting Standards Codification;

(xii) accruals and reserves that are established within twelve (12) months after the closing of any acquisition that are so required to be established as a result of such acquisition in accordance with GAAP not to exceed $10.0 million in any calendar year;

(xiii) any fees, expenses, charges or Integration Costs incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, Incurrence or repayment of Debt (including such fees, expenses or charges related to any Credit Facility), issuance of Capital Interests, refinancing transaction or amendment or modification of any debt instrument, and including, in each case, any such transaction undertaken but not completed, and any charges or nonrecurring merger or acquisition costs incurred during such period as a result of any such transaction, in each case whether or not successful;

(xiv) any net unrealized gain or loss (after any offset) resulting from currency translation gains or losses related to currency remeasurements of Debt (including any net gain or loss resulting from obligations under Hedging Obligations for currency exchange risk) and any foreign currency translation gains or losses;

(xv) any accruals and reserves that are established for expenses and losses, in respect of equity-based awards compensation expense (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall reduce Consolidated Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(xvi) any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(xvii) to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption; and

(B) including, without duplication, dividends and distributions from joint ventures actually received in cash by the Company.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses) and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss and excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Secured Leverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of all Debt secured by Liens of such Person and its Restricted Subsidiaries at the end of the most recent fiscal period for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Secured Leverage Ratio to the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the Transaction Date (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”). In addition to and without limitation of the foregoing, this ratio shall be calculated after giving effect (i) to the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate, equity owner of the entity involved in any Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced; and (ii) on a pro forma basis for the period of such calculation, to any Asset Sales or other dispositions or Asset Acquisitions, Investments, mergers, consolidations, discontinued operations (as determined in accordance with GAAP) or designations of any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary occurring during the Four Quarter Period or any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the Incurrence or assumption of any such Acquired Debt), Investment, merger, consolidation, disposed operation or designation occurred on the first day of the Four Quarter Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include operating expense reductions for such period resulting from the Asset Sale or other disposition or Asset Acquisition, investment, merger, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six (6) months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the Officers executing such Officer’s Certificate at the time of such execution.

“Consolidated Total Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which an internal consolidated balance sheet of such Person and its Subsidiaries is available, all calculated on a consolidated basis in accordance with GAAP.

“Credit Agreements” means the ABL Credit Agreement and the Term Credit Agreement.

“Credit Facilities” means one or more credit facilities (including the Credit Agreements), commercial paper facilities or indentures, in each case with banks or other lenders, investors or a trustee providing for revolving loans, term loans, the issuance of letters of credit or bankers’ acceptances, receivables financings or the issuance of debt securities.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the normal course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all reimbursement obligations of such Person with respect to letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers’ acceptances or similar facilities (excluding obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables) issued for the account of such Person; provided that such obligations shall not constitute Debt except to the extent drawn and not repaid within five business days; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person; (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination; (vii) any Swap Contracts and Hedging Obligations of such Person at the time of determination; (viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount shall be the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (vii) is the net amount payable (after giving effect to permitted set off) if such Swap Contracts or Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (e) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (f) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt. For purposes of determining any particular amount of Debt, Guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Debt otherwise included in the determination of a particular amount will not be included.

Notwithstanding the foregoing, the term “Debt” will exclude (a) any endorsements for collection or deposits in the ordinary course of business, (b) any realization of a Permitted Lien, (c) Debt that has been defeased or satisfied in accordance with the terms of the documents governing such Debt, and (d) in connection with the purchase by the Company or any Restricted Subsidiary of any business, (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, only upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time. If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the amount of Debt of such Person shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as “Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Eligible Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Eligible Bank” means a bank or trust company that (i) is licensed, chartered or organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “A-2” by Moody’s or at least “A” by S&P.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company and other than structured investment vehicles, provided that such Investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in U.S. dollars, Euros or any other foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Company. In the case of a transaction between the Company or a Restricted Subsidiary, on the one hand, and a Receivable Subsidiary, on the other hand, if the Company determines in its sole discretion that such determination is appropriate, a determination as to Fair Market Value may be made at the commencement of the transaction and be applicable to all dealings between the Receivable Subsidiary and the Company or such Restricted Subsidiary during the course of such transaction.

“Foreign Holdco” means PolyOne LLC and any other Subsidiary substantially all business and purpose of which is the holding of stock of Subsidiaries that are CFC’s which shall be disclosed in writing by the

Company to the Trustee as being a “Foreign Holdco” from time to time after the Issue Date and which, in all cases, do not engage in any business or activity other than: (a) the ownership of CFCs, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of a CFC, (d) the execution and delivery of any agreements or other documents related to or entered into in connection with any Credit Facilities or the performance of its obligations under any such agreement or documents, (e) the execution and delivery of the Indenture and the Note Guarantee to which it is a party and the performance of its obligations thereunder, (f) in the case of PolyOne LLC and any other Foreign Holdco existing on the Issue Date the continuation of activities being conducted by them on the Issue Date so long as there is no material change in the nature or material increase in the relative quantity of such activities thereafter and (g) activities incidental to the businesses or activities described in clauses (a) through (f) of this definition.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is (1) a “controlled foreign corporation” under Section 957 of the Code or (2) a Subsidiary of an entity described in the preceding clause (1).

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment (or payment of damages in the event of non-payment) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing); provided, however, that the term “Guarantee” shall not include a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment.

“Guarantor” means any Person that executes a supplemental indenture providing a Note Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate agreement, currency agreement or commodity agreement, excluding commodity agreements relating to raw materials used in the ordinary course of the Company’s business.

“Holder” means a Person in whose name a Note is registered in the security register.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary that, together with its Subsidiaries on a consolidated basis, during the twelve months preceding such date of determination accounts for (or to which may be attributed) 2.5% or less of the net income or assets (determined on a consolidated basis) of the Company and its Subsidiaries; provided that the aggregate consolidated income or assets for all Immaterial Subsidiaries shall not at any time exceed 5.0% of the total net income or assets of the Company and its Subsidiaries.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP or an interpretation thereunder that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1) amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2) the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4) unrealized losses or charges in respect of Hedging Obligations.

“Integration Costs” means, with respect to any acquisition, all costs relating to the integration of the acquired business or operations into the Company’s, including labor costs, consulting fees, travel costs and any other expenses relating to the integration process.

“Investment” by any Person means any direct or indirect loan, advance, guarantee for the benefit of (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person; and (iii) the purchase or acquisition of the business or assets of another Person substantially as an entirety, but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Company’s customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits in the normal course of business.

“Issue Date” means the date of original issuance of the Notes under the Indenture.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and (v) payments of unassumed liabilities (not constituting Debt) relating to the property sold at the time of, or within 30 days after, the date of such sale; provided, however, that (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction subsequently converted to cash shall become Net Cash Proceeds only at such time as it is so converted.

“Net Leverage Ratio” means the ratio of (a) the consolidated Debt of the Company and its Restricted Subsidiaries less unrestricted cash and Eligible Cash Equivalents of the Company and its Restricted Subsidiaries immediately preceding the date of the transaction giving rise to the need to calculate the Net Leverage Ratio to (b) the Consolidated Cash Flow Available for Fixed Charges of the Company and its Restricted Subsidiaries for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of such transaction.

“Non-Recourse Receivable Subsidiary Indebtedness” has the meaning set forth in the definition of “Receivable Subsidiary.”

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company, with a copy to the Trustee, by first class mail, postage prepaid, to each Holder at its address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date and, in connection with a Change of Control, such Purchase Date may be no earlier than the date of the consummation of the Change of Control. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed by first class mail (or, to the extent permitted or required by applicable procedures or regulation of DTC, Euroclear and/or Clearstream, sent electronically) by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the section of the Indenture pursuant to which the Offer to Purchase is being made;

(2) the Expiration Date and the Purchase Date;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Company for each $2,000 principal amount of Notes (and integral multiples of $1,000 in excess thereof) accepted for payment (as specified pursuant to the Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7) that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8) that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased); and

(12) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

“Officer’s Certificate” means a certificate signed by the chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice president.

“Permitted Business” means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Company.

“Permitted Debt” means:

(i) Debt Incurred pursuant to any Credit Facilities in an aggregate principal amount not to exceed at any one time outstanding the greater of (A) $550.0 million and (B) the sum of (1) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and (2) 75% of the accounts receivable of the Company and its Restricted Subsidiaries, minus, without duplication, any amounts Incurred and outstanding pursuant to a Qualified Receivables Transaction permitted under clause (xvi) below, in each case determined on a consolidated basis as of the most recently ended fiscal quarter of the Company for which financial information in respect thereof is available;

(ii) Debt under (a) the Notes issued on the Issue Date (including the exchange notes issued in exchange therefor pursuant to the Registration Rights Agreement), (b) the 2015 Notes outstanding on the Issue Date and (c) the 2020 Notes issued outstanding on the Issue Date, and, in each case, the contribution, indemnification and reimbursement obligations owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes or 2020 Notes, as applicable;

(iii) Guarantees of (a) the Notes (including the Notes Guarantees related to the exchange notes issued pursuant to the Registration Rights Agreement) and (b) the 2020 Notes;

(iv) Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than (A) clauses (i), (ii) or (iii) above and (B) Debt being repaid with the proceeds of this offering);

(v) Debt owed to and held by the Company or a Restricted Subsidiary;

(vi) Guarantees Incurred by the Company of Debt of a Restricted Subsidiary otherwise permitted to be incurred under the Indenture;

(vii) Guarantees by any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreements, provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with the “Limitation on Incurrence of Debt” covenant and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being Guaranteed;

(viii) Debt incurred in respect of workers’ compensation claims and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, standby letters of credit, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

(ix) Debt under Swap Contracts and Hedging Obligations;

(x) Debt owed by the Company to any Restricted Subsidiary, or by any Restricted Subsidiary to the Company or to any other Restricted Subsidiary, provided that if for any reason such Debt ceases to be held by the Company or a Restricted Subsidiary, as applicable, such Debt shall cease to be Permitted Debt and shall be deemed Incurred as Debt of the Company for purposes of the Indenture;

(xi) Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt, provided that the aggregate principal amount of such Debt outstanding at any time may not exceed the greater of (x) $175.0 million in the aggregate and (y) 6.0% of Consolidated Total Assets;

(xii) Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under the Indenture;

(xiii) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Preferred Interests; provided, however, that:

(a) any subsequent issuance or transfer of Capital Interests that results in any such Preferred Interests being held by a Person other than the Company or a Restricted Subsidiary; and

(b) any sale or other transfer of any such Preferred Interests to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an issuance of such Preferred Interests by such Restricted Subsidiary that was not permitted by this clause (xiii);

(xiv) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five business days of Incurrence;

(xv) Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $100.0 million at any one time outstanding;

(xvi) Purchase Money Notes Incurred by any Receivable Subsidiary that is a Restricted Subsidiary in a Qualified Receivables Transaction and Non-Recourse Receivable Subsidiary Indebtedness;

(xvii) Debt of the Company to the extent the net proceeds thereof are promptly deposited to defease the Notes under “—Defeasance” as described above;

(xviii) Guarantees in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Company or any of its Restricted Subsidiaries;

(xix) Debt consisting of take-or-pay obligations on customary business terms contained in supply agreements entered into in the ordinary course of business;

(xx) Refinancing Debt with respect to Debt Incurred or outstanding pursuant to clauses (ii), (iv), this clause (xx) and (xxi); and

(xxi) Debt of the Acquired Business outstanding on the date of the consummation of the Target Acquisition, including, without limitation, the Acquired Business’ Debt in connection with industrial revenue bonds.

Notwithstanding anything herein to the contrary, Debt permitted under clauses (i), (xi) and (xv) of this definition of “Permitted Debt” shall not constitute “Refinancing Debt” under clause (xx) of this definition of “Permitted Debt.”

“Permitted Investments” means:

(a) Investments in existence on the Issue Date and any extensions or replacements thereof on terms no less favorable and in amounts no greater than exist on the Issue Date;

(b) Investments in cash and Eligible Cash Equivalents;

(c) Investments in property and other assets owned or used by the Company or any Restricted Subsidiary in the normal course of business;

(d) prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(e) Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary, including, for the avoidance of doubt, the Target Acquisition;

(f) Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary;

(g) Swap Contracts and Hedging Obligations;

(h) receivables owing to the Company or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(i) Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(j) Investments by the Company or any Restricted Subsidiary not otherwise permitted under this definition, in an aggregate amount not to exceed the greater of (x) $100.0 million and (y) 3.5% of Consolidated Total Assets at any one time outstanding;

(k) loans (and Guarantees of third-party loans) and advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $10.0 million in the aggregate at any one time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(l) Investments the payment for which consists solely of Capital Interests of the Company;

(m) any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales” or any other disposition of Property not constituting an Asset Sale;

(n) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(o) Guarantees by the Company or any Restricted Subsidiary of Debt of the Company or a Restricted Subsidiary (other than a Receivables Subsidiary) of Debt otherwise permitted by the covenant described hereunder “—Certain Covenants—Limitation on Incurrence of Debt”;

(p) any Investment by the Company or any Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Capital Interests;

(q) loans or advances to customers or suppliers in the ordinary course of business; and

(r) Investments in any Person made in exchange for, out of the net cash proceeds of the substantially concurrent sale of, Capital Interests of the Company (other than Redeemable Capital Interests).

“Permitted Liens” means:

(a) Liens existing at the Issue Date (other than Liens securing the Credit Agreements);

(b) Liens that secure (i) Credit Facilities incurred pursuant to clause (i) of the definition of “Permitted Debt” and/or the provisions described in the first paragraph of “Certain Covenants—Limitation on incurrence of Debt” in an aggregate principal amount not to exceed the greater of (A) $550.0 million and (B) the sum of (1) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and (2) 75% of the accounts receivable of the Company and its Restricted Subsidiaries, minus, without duplication, any amounts Incurred and outstanding pursuant to a Qualified Receivables Transaction permitted under clause (xvi) of the definition of “Permitted Debt,” in each case determined on a consolidated basis as of the most recently ended fiscal quarter of the Company for which financial information in respect thereof is available and (y) an amount that does not cause the Consolidated Secured Leverage Ratio on a pro forma basis (such calculation to assume, for the purpose of this clause (b), that debt capacity under any revolving credit facility is fully drawn) to exceed 2.75 to 1.00, (ii) Hedging Obligations and Swap Contracts relating to such Credit Facilities and permitted under the agreements related thereto and (iii) fees, expenses and other amounts payable under such Credit Facilities or payable pursuant to cash management agreements or agreements with respect to similar banking services relating to such Credit Facilities and permitted under the agreements related thereto;

(c) any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);

(d) any warehousemen’s, materialmen’s, landlord’s or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(e) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of such Person;

(f) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations Incurred in the normal course of business consistent with industry practice; (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA); or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(g) Liens on property or assets existing at the time of acquisition thereof; provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(h) Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not created or Incurred in anticipation of such transaction); provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(i) Liens securing Debt of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary thereof;

(j) for the avoidance of doubt, other Liens (not securing Debt) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of the Company or its Restricted Subsidiaries;

(k) Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(l) licenses of intellectual property granted in the ordinary course of business;

(m) Liens to secure Capital Lease Obligations, Synthetic Lease Obligations and Purchase Money Debt permitted to be incurred pursuant to clause (xi) of the definition of “Permitted Debt”; provided that such Liens do not extend to or cover any assets other than such assets acquired or constructed after the Issue Date with the proceeds of such Capital Lease Obligation, Synthetic Lease Obligation or Purchase Money Debt;

(n) Liens in favor of the Company or any Guarantor;

(o) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(p) Liens securing Debt Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of such Person; provided, however, that the Lien may not extend to any property owned by such Person or any of its Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto and any proceeds thereof), and the Debt (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(q) Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto and any proceeds thereof) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

(r) Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(s) Liens created by or resulting from any litigation or other proceedings which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 15 days of the date of judgment; or Liens Incurred by the Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Restricted Subsidiary is a party;

(t) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Debt;

(u) any interest of title of an owner of equipment or inventory on loan or consignment to the Company or any of its Restricted Subsidiaries and Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(v) deposits in the ordinary course of business to secure liability to insurance carriers;

(w) Liens securing the (i) Notes and the Note Guarantees (including the exchange notes and related Notes Guarantees issued pursuant to the Registration Rights Agreement), (ii) the 2015 Notes, (iii) the 2020 Notes and 2020 Note Guarantees and (iv) the SunBelt Guarantee;

(x) Liens on the Capital Interests of a Receivables Subsidiary and accounts receivable and related assets described in the definition of Qualified Receivables Transaction, in each case, incurred in connection with a Qualified Receivables Transaction;

(y) Liens securing Hedging Obligations and Swap Contracts so long as any related Debt is permitted to be Incurred under the Indenture;

(z) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under the Indenture;

(aa) Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed acquisitions in an amount not to exceed $5.0 million;

(bb) (i) set-off rights not otherwise set forth in clause (r) above, or (ii) Liens arising in connection with repurchase agreements that constitute Investments;

(cc) Liens not otherwise permitted under the Indenture in an aggregate amount not to exceed $75.0 million;

(dd) Liens on property or assets of the Company or any Restricted Subsidiary in favor of the United States of America, any state thereof or any instrumentality of either to secure certain payments pursuant to any contract or statute;

(ee) Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to above; provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased; and

(ff) Liens securing Debt of the Acquired Business outstanding on the date of the consummation of the Target Acquisition.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt:

(i) Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

(ii) that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed; and in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary to the Company or any Restricted Subsidiary, which note must be repaid from cash available to the Receivable Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by the Company to be substantially consistent with market practice in connection with Qualified Receivables Transactions.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to either of the Company, or any direct or indirect parent company of the Company, of at least $25.0 million or (ii) a private equity offering of Qualified Capital Interests of the Company, or any direct or indirect parent company of the Company, other than (x) any such public or private sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8; provided that, in the case of an offering or sale by a direct or indirect parent company of the Company, such parent company contributes to the capital of the Company the portion of the net cash proceeds of such offering or sale necessary to pay the aggregate Redemption Price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the provisions described under the second paragraph of “—Optional Redemption.”

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (a) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Company at the time the Company or such Restricted Subsidiary enters into such transaction.

“Receivable Subsidiary” means a Subsidiary of the Company:

(1) that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries; provided that “accounts receivable” includes providing letters of credit on behalf of or for the benefit of the Company and/or its Restricted Subsidiaries;

(2) that is designated by the Board of Directors as a Receivable Subsidiary pursuant to an Officer’s Certificate that is delivered to the Trustee;

(3) that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with the covenant described under “—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries”;

(4) no portion of the Debt or any other obligation (contingent or otherwise) of which (a) is at any time Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than any Guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Debt, “Non-Recourse Receivable Subsidiary Indebtedness”);

(5) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to the Company or such Restricted Subsidiary than those that might reasonably be expected to be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company and (c) any Purchase Money Note issued by such Receivable Subsidiary to the Company or a Restricted Subsidiary or any letters of credit provided by such Receivable Subsidiary on behalf of or for the benefit of the Company or any Restricted Subsidiary; and

(6) with respect to which neither the Company nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a Change of Control or an Asset Sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Limitation on Restricted Payments.” The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(i) the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced, renewed, replaced or extended, if such Debt was subordinated to the Notes,

(ii) the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced, renewed, replaced or extended or (b) at least 91 days after the maturity date of the Notes,

(iii) the Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being refunded, refinanced, renewed, replaced or extended,

(iv) such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt, and

(v) such Refinancing Debt is Incurred by the same Person (or its successor) that initially Incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that the Company may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Restricted Subsidiary of the Company.

“Registration Rights Agreement” means (i) the Registration Rights Agreement dated as of the Issue Date among the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative for the initial purchasers and (ii) any other registration rights agreement entered into in connection with an issuance of Additional Notes in a private offering after the Issue Date.

“Related Business Assets” means assets (other than cash or Eligible Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person unless, upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Payment” is defined to mean any of the following:

(a) any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company (other than

(i) dividends, distributions or payments made solely in Qualified Capital Interests in the Company and

(ii) dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis);

(b) any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Debt, of any Capital Interests) other than any such Capital Interests owned by the Company or any Restricted Subsidiary (other than a payment made solely in Qualified Capital Interests in the Company);

(c) any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is subordinate in right of payment to the Notes or Note Guarantees (excluding any Debt owed to the Company or any Restricted Subsidiary); except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof;

(d) any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(e) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with the Indenture.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Leaseback Transaction” means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back as a capital lease by the Company or a Restricted Subsidiary.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities and Exchange Act, but shall not include any Unrestricted Subsidiary.

“SunBelt Guarantee” means the Guarantee by the Company of obligations under the Guaranteed Secured Senior Notes due 2017, Series G of SunBelt Chlor-Alkali Partnership pursuant to a Guarantee dated December 22, 1997 by the Company, as in effect on the Issue Date, terminating on December 2017 or satisfaction of such obligation, whichever occurs earlier.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the Company, including Guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Synthetic Lease Obligations” means any monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any bankruptcy or insolvency laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Target” means Spartech Corporation, a Delaware corporation.

“Target Acquisition” means the acquisition of all of the Equity Interests of Target pursuant to the Target Acquisition Agreement.

“Target Acquisition Agreement” means the Agreement and Plan of Merger dated as of October 23, 2012 among the Company, RedHawk, Inc., a Delaware corporation and wholly owned subsidiary of Company, 2012 RedHawk, LLC, a Delaware limited liability company and wholly owned subsidiary of Company, and Target.

“Term Credit Agreement” means the Company’s credit agreement, with respect to the senior secured term loan credit facility entered into as of January 3, 2008, by and among the Company, certain subsidiaries of the Company party thereto, the lenders party thereto, and Bank of America, N.A., Inc., as administrative agent, together with all related notes, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part (including by sales of debt securities) from time to time including by or pursuant to any agreement or instrument (including an indenture) that extends the maturity of any Debt thereunder, or increases the amount of available borrowings thereunder, or adds Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Transactions” means (i) the Target Acquisition, (ii) the offering of the Notes hereby, (iii) the repayment or redemption of certain Debt of the Acquired Business, (iv) the assumption of certain Debt of the Acquired Business and (v) the issuance of the Company’s common stock in connection with the Target Acquisition.

“Treasury Rate” means the yield to maturity at the date of redemption of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date of redemption (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from the redemption date to March 15, 2023; provided, however, that if the period from the redemption date to March 15, 2023 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to March 15, 2023 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered Original Notes for registered Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all the potential tax considerations relating to the Exchange Offer. This summary is based upon the provisions of the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements, and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a holder of Notes in light of such holder’s particular circumstances or to holders subject to special rules, such as banks and certain other financial institutions, partnerships and other pass-through entities, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, holders subject to alternative minimum tax, tax-exempt organizations, tax deferred or other retirement accounts and persons holding Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons that hold Notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion does not address U.S. federal tax laws other than those pertaining to the U.S. federal income tax (such as the gift tax, the estate tax and the Medicare tax) or the effect of any applicable state, local or foreign tax laws.

This summary of certain U.S. federal income tax considerations is for general information only and is not tax advice. This summary is not binding on the Internal Revenue Service (the “IRS”). We have not sought and will not seek any rulings from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. You are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations arising under other U.S. federal tax laws, the laws of any state, local or foreign taxing jurisdiction or any applicable income tax treaty.

The exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable disposition of the Original Note for U.S. federal income tax purposes. Rather, the Exchange Note you receive will be treated as a continuation of your investment in the corresponding Original Note surrendered in the exchange. Consequently, you will not recognize any taxable income, gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offer, your holding period for an Exchange Note will include your holding period of the Original Note exchanged pursuant to the Exchange Offer, and your tax basis in an Exchange Note will be the same as your adjusted tax basis in the Original Note immediately before such exchange.

CERTAIN ERISA CONSIDERATIONS

The following summary regarding certain aspects of ERISA and the Code is based on ERISA, the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus. This summary is general in nature and does not address every issue pertaining to ERISA that may be applicable to us, the Exchange Notes or a particular investor. Accordingly, each prospective investor, including plan fiduciaries, should consult with his, her or its own advisors or counsel with respect to the advisability of an investment in the Exchange Notes, and potentially adverse consequences of such investment, including, without limitation, certain ERISA-related issues that affect or may affect the investor with respect to this investment and the possible effects of changes in the applicable laws.

ERISA and the Code impose certain requirements on employee benefit plans that are subject to Title I of ERISA and plans subject to Section 4975 of the Code (each such employee benefit plan or plan, a “Plan”) and on those persons who are “fiduciaries” with respect to Plans. In considering an investment of the assets of a Plan subject to Title I of ERISA in the Exchange Notes, a fiduciary must, among other things, discharge its duties solely in the interest of the participants of such Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan. A fiduciary must act prudently and must diversify the investments of a Plan subject to Title I of ERISA so as to minimize the risk of large losses, as well as discharge its duties in accordance with the documents and instruments governing such Plan. In addition, ERISA generally requires fiduciaries to hold all assets of a Plan subject to Title I of ERISA in trust and to maintain the indicia of ownership of such assets within the jurisdiction of the district courts of the United States. A fiduciary of a Plan subject to Title I of ERISA should consider whether an investment in the Exchange Notes satisfies these requirements.

An investor who is considering acquiring the Exchange Notes with the assets of a Plan must consider whether the acquisition and holding of the Exchange Notes will constitute or result in a non-exempt prohibited transaction. Section 406(a) of ERISA and Sections 4975(c)(1)(A), (B), (C) and (D) of the Code prohibit certain transactions that involve a Plan and a “party in interest” as defined in Section 3(14) of ERISA or a “disqualified person” as defined in Section 4975(e)(2) of the Code with respect to such Plan. Examples of such prohibited transactions include, but are not limited to, sales or exchanges of property (such as the Exchange Notes) or extensions of credit between a Plan and a party in interest or disqualified person. Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code generally prohibit a fiduciary with respect to a Plan from dealing with the assets of such Plan for its own benefit (for example when a fiduciary of a Plan uses its position to cause such Plan to make investments in connection with which the fiduciary (or a party related to the fiduciary) receives a fee or other consideration).

ERISA and the Code contain certain exemptions from the prohibited transactions described above, and the Department of Labor has issued several exemptions, although certain exemptions do not provide relief from the prohibitions on self-dealing contained in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code. Exemptions include Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code pertaining to certain transactions with non-fiduciary service providers; Department of Labor Prohibited Transaction Class Exemption (“PTCE”) 95-60, applicable to transactions involving insurance company general accounts; PTCE 90-1, regarding investments by insurance company pooled separate accounts; PTCE 91-38, regarding investments by bank collective investment funds; PTCE 84-14, regarding investments effected by a qualified professional asset manager; and PTCE 96-23, regarding investments effected by an in-house asset manager. There can be no assurance that any of these exemptions will be available with respect to the acquisition of the Exchange Notes, even if the specified conditions are met. Under Section 4975 of the Code, excise taxes or other liabilities may be imposed on disqualified persons who participate in non-exempt prohibited transactions (other than a fiduciary acting only as such).

In addition, because the acquisition and holding of the Exchange Notes may be deemed to involve an extension of credit or other transaction between a Plan and a party in interest or disqualified person, the Exchange Notes may not be purchased or held by any Plan, or any person investing plan assets of any such Plan, if we or any of our affiliates (a) have investment or administrative discretion with respect to the assets of the Plan used to effect such purchase; (b) have the authority or responsibility to give, or regularly gives, investment advice with respect to such assets, for a fee and pursuant to an agreement or understanding that such advice (1) will serve as a primary basis for investment decisions with respect to such assets, and (2) will be based on the particular investment needs of such Plan; or (c) unless one of the above exemptions applies, is an employer maintaining or contributing to such Plan.

As a general rule, a governmental plan, as defined in Section 3(32) of ERISA (a “Governmental Plan”), a church plan, as defined in Section 3(33) of ERISA, that has not made an election under Section 410(d) of the Code (a “Church Plan”) and non-U.S. plans are not subject to the requirements of ERISA or Section 4975 of the Code. Accordingly, assets of such plans may be invested without regard to the fiduciary and prohibited transaction considerations described above. Although a Governmental Plan, a Church Plan or a non-U.S. plan is not subject to ERISA or Section 4975 of the Code, it may be subject to other United States federal, state or local laws or non-U.S. laws that regulate its investments (a “Similar Law”). A fiduciary of a Government Plan, a Church Plan or a non-U.S. plan should make its own determination as to the requirements, if any, under any Similar Law applicable to the acquisition of the Exchange Notes.

The Exchange Notes may be acquired by a Plan, an entity whose underlying assets include “plan assets” by reason of investments in such entity by any Plans (a “Plan Asset Entity”), and any person investing in “plan assets” of any Plan or Plan Asset Entity or by a Governmental Plan, a Church Plan or a non-U.S. plan, but only if the acquisition will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or a violation of Similar Law. Therefore, any investor in the Exchange Notes will be deemed to represent and warrant to us and the trustee that (1)(a) it is not (i) a Plan, (ii) a Plan Asset Entity, (iii) a Governmental Plan, (iv) a Church Plan or (v) a non-U.S. plan, (b) it is a Plan or a Plan Asset Entity and the acquisition and holding of the Exchange Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or (c) it is a Governmental Plan, a Church Plan or a non-U.S. plan that is not subject to (i) ERISA, (ii) Section 4975 of the Code or (iii) any Similar Law that prohibits or taxes (in terms of an excise or penalty tax) the acquisition or holding of the Exchange Notes; and (2) it will notify us and the trustee immediately if, at any time, it is no longer able to make the representations contained in clause (1) above. Any purported transfer of the Exchange Notes to a transferee that does not comply with the foregoing requirements shall be null and void ab initio.

This Exchange Offer is not a representation by us or the Exchange Agent that an acquisition of the Exchange Notes meets all legal requirements applicable to investments by Plans, Plan Asset Entities, Governmental Plans, Church Plans or non-U.S. plans or that such an investment is appropriate for any particular Plan, entities whose underlying assets include assets of a Plan, Governmental Plan, Church Plan or non-U.S. plan.

PLAN OF DISTRIBUTION

Any broker-dealer that holds Original Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from us) may exchange such Original Notes pursuant to the Exchange Offer. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes received by such broker-dealer in the Exchange Offer. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales for up to 180 days from the effective date of the registration statement of which this prospectus forms a part.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the Exchange Offer and any broker-dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the Exchange Offer, including the expenses of one counsel for the holders of the Original Notes and will indemnify the holders of the Original Notes against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Jones Day will pass upon the validity of the Exchange Notes.

EXPERTS

The consolidated financial statements of PolyOne Corporation, appearing in PolyOne Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2012, as updated by PolyOne Corporation’s Current Report on Form 8-K dated August 23, 2013 filed with the Securities and Exchange Commission, and the effectiveness of PolyOne Corporation’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The balance sheets of the SunBelt Chlor Alkali Partnership as of February 28, 2011 and December 31, 2010 and the statements of income and cash flows for the two months ended February 28, 2011 and for the years ended December 31, 2010 and 2009 appearing in PolyOne Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2012, have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Spartech Corporation and its subsidiaries, appearing in Spartech Corporation’s and its subsidiaries’ Annual Report (Form 10-K) for the year ended November 3, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference from PolyOne Corporation’s Current Report on Form 8-K dated March 13, 2013, as amended May 1, 2013, filed with the Securities and Exchange Commission. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or at our website at http://www.polyone.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference in this prospectus.

INFORMATION WE INCORPORATE BY REFERENCE

In this prospectus, we are incorporating certain information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and some information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the document listed below that we filed with the SEC under the Exchange Act:

•	Our Annual Report on Form 10-K for the year ended December 31, 2012;

•

Our Current Reports on Form 8-K filed on February 15, 2013, March 5, 2013 (two reports), March 13, 2013, as amended May 1, 2013, March 27, 2013, May 1, 2013 (two reports), May 16, 2013, June 4, 2013, July 16, 2013, August 19, 2013 and August 23, 2013; and

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

Our Current Report on Form 8-K filed on August 23, 2013 updates and supersedes Items 6, 7 and 8 of our Annual Report on Form 10-K for the year ended December 31, 2012.

We are also incorporating by reference additional documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of the initial filing of this registration statement of which this prospectus forms a part, and prior to the effectiveness of this registration statement, and (2) after the date of this prospectus until the Exchange Offer has been completed. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K unless, and except to the extent, specified in such current reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference in the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

PolyOne Corporation

33587 Walker Road

Avon Lake, Ohio 44012

(440) 930-1000

Attn: Secretary

PolyOne Corporation

PROSPECTUS

Offer to Exchange up to $600,000,000

Aggregate Principal Amount of Newly

Issued 5.25% Notes due 2023

For

a Like Principal Amount of Outstanding

Restricted 5.25% Notes due 2023

Issued on February 28, 2013

September 10, 2013